As filed with the Securities and Exchange Commission on March 12, 2018

Registration No. 333-223273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUTRIEN LTD.

(Exact name of Registrant as specified in its charter)

Canada	2870	98-1400416
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No. (if applicable))

Suite 500, 122 – 1st Avenue South Saskatoon, Saskatchewan, Canada S7K 7G3	13131 Lake Fraser Drive S.E. Calgary, Alberta T2J 7E8 Canada

(306) 933-8500

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Joseph A. Podwika Executive Vice President and Chief Legal Officer Nutrien Ltd. 122 – 1st Avenue South Saskatoon, Saskatchewan, Canada S7K 7G3	Joel T. May Brad Brasser Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 (404) 521-3939	Christopher J. Cummings Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	William Braithwaite Mike Devereux Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5L 1B9 (416) 869-5500	Ross A. Bentley Blake, Cassels & Graydon LLP 3500 Bankers Hall East 855 - 2nd Street S.W. Calgary, Alberta Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale of the securities to public: From time to time after the effective date of this Registration Statement.

Province of Saskatchewan, Canada

(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Shares (no par value)(5)
Preferred Shares (no par value)(6)
Debt Securities(7)
Subscription Receipts(8)
Share Purchase Contracts(9)
Units(10)
Total	US$11,000,000,000	(2)	US$11,000,000,000	US$1,369,500.00

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, subscription receipts, share purchase contracts and units of the Registrant and such indeterminate amount of unsecured debt securities of the Registrant consisting of debentures, notes or other unsecured evidence of indebtedness as shall have an aggregate initial offering price not to exceed US$11,000,000,000 (or its equivalent in any other currency used to denominate the securities). Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement.
(2)	The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this Registration Statement.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	The prospectus contained herein related to an aggregate of US$11,000,000,000 of securities. Agrium Inc. (“Agrium”) and Potash Corporation of Saskatchewan (“PotashCorp”) are each predecessor registrants to Nutrien Ltd. (“Nutrien”). Agrium previously paid US$344,250 in registration fees with respect to the Registration Statement on Form F-10 (File No. 333-211158) filed on May 5, 2016 and the Registration Statement on Form F-10 (File No. 333-195266) filed on April 15, 2014, in each case pertaining to the registration of US$2,500,000,000 of securities of Agrium, of which US$274,170 remains unutilized and therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act; and Agrium previously paid US$59,171 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-195968 filed on May 15, 2014, pertaining to the registration of 5,000,000 Common Shares of Agrium, of which US$58,500 remains unutilized and therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act. In addition, US$40,830 was previously paid upon the initial filing of this Registration Statement on February 27, 2018. Nutrien, the successor of Agrium and PotashCorp, has accordingly transmitted US$996,000.00 otherwise due for this Registration Statement.
(5)	There is being registered an indeterminate number of common shares (no par value) as from time to time may be issued at indeterminate prices.
(6)	There is being registered an indeterminate number of preferred shares (no par value) as from time to time may be issued at indeterminate prices.
(7)	There is being registered an indeterminate principal amount of unsecured debt securities consisting of debentures, notes or other unsecured evidence of indebtedness as may be sold from time to time.
(8)	There is being registered an indeterminate number of subscription receipts as from time to time may be issued at indeterminate prices. Each subscription receipt will be issued under a subscription receipt agreement and will represent a right to exchange such subscription receipt into common shares, preferred shares, debt securities or share purchase contracts.
(9)	There is being registered an indeterminate number of share purchase contracts as from time to time may be issued at indeterminate prices.
(10)	There is being registered an indeterminate number of units as from time to time may be issued at indeterminate prices. Each unit will consist of one or more of the Registrant’s common shares, preferred shares, subscription receipts, debt securities and/or share purchase contracts.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Base Shelf Prospectus

SHORT FORM BASE SHELF PROSPECTUS

New Issue	March 12, 2018

NUTRIEN LTD.

U.S.$11,000,000,000

Common Shares

Preferred Shares

Subscription Receipts

Debt Securities

Share Purchase Contracts

Units

We may from time to time offer and issue to the public in one or more series or issuances our common shares (“Common Shares”), our preferred shares (“Preferred Shares”), our subscription receipts (“Subscription Receipts”), one or more series of our unsecured debt securities consisting of debentures, notes or other unsecured evidence of indebtedness (“Debt Securities”), Share Purchase Contracts (as defined herein), and/or our units comprised of one or more of the other securities described in this prospectus in any combination (“Units” and, together with the Common Shares, Preferred Shares, Subscription Receipts, Debt Securities and Share Purchase Contracts, the “Securities”) in an aggregate initial offering price of up to U.S.$11,000,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the issuance) during the 25-month period that this prospectus, including any amendments hereto, remains valid. Securities may be offered and sold in Canada and/or the United States and elsewhere permitted by applicable laws. The aggregate initial offering price shall be calculated, in the case of interest bearing Debt Securities, on the basis of the principal amount of Debt Securities issued, and, in the case of non-interest bearing Debt Securities, on the basis of the gross proceeds received by us.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

We are permitted, under a multi-jurisdictional disclosure system (“MJDS”) adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. The financial statements of Agrium Inc. (“Agrium”) and Potash Corporation of Saskatchewan Inc. (“PotashCorp”) included or incorporated by reference in this prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and they are subject to Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). The financial statements of Nutrien included or incorporated by reference in this prospectus have been prepared in accordance with IFRS and are subject to Canadian generally accepted auditing standards. As a result, they may not be comparable to the financial statements of U.S. companies.

You should be aware that the purchase of the Securities may have tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement and consult with your tax advisor.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, most of our officers and directors and most of the experts named in this prospectus are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States.

Securities may be offered separately or together, in amounts, at prices and on such terms and conditions as may be determined from time to time depending upon our financing requirements, prevailing market conditions and other factors. The specific terms of any Securities offered will be described in one or more prospectus supplements, which will accompany this prospectus. We may also include in a prospectus supplement specific terms pertaining to Securities which are not within the options and parameters set forth in this prospectus.

All shelf information permitted under applicable law to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus, such delivery to be effected in the case of U.S. purchasers through the filing of such prospectus supplement or prospectus supplements with the U.S. Securities and Exchange Commission (the “SEC”). Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

We may sell Securities to or through underwriters or dealers purchasing as principals, and may also issue or sell Securities to one or more purchasers directly, in accordance with applicable securities laws, or through agents. See “Plan of Distribution”. The applicable prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by us in connection with the offering and sale of the Securities, and will set forth the specific terms of the offering of Securities, including the method of distribution of such Securities, the proceeds to us and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

Unless otherwise specified in the applicable prospectus supplement, each series or issue of Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units will be a new issue of such securities with no established trading market. Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers, in which case the compensation payable to any underwriter, dealer or agent in connection with any such sale will be increased or decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriter, dealer or agent to us and the price at which Securities will be offered and sold may vary as between purchasers and during the distribution period.

Subject to applicable laws, in connection with any offering of Securities, the underwriters, dealers or agents may over allot or effect transactions intended to fix or stabilize the market price of such Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced or interrupted at any time during the distribution. See “Plan of Distribution”.

Our Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “NTR”. On March 9, 2018, the last trading day before the date of this prospectus, the closing price of the Common Shares on the TSX was Cdn.$66.79 per Common Share, and the closing price of the Common Shares on the NYSE was U.S.$52.25 per Common Share. Unless otherwise specified in the applicable prospectus supplement, the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts and Units will not be listed on any securities or stock exchange.

There is no market through which these securities may be sold and purchasers may not be able to resell such securities purchased under this prospectus and the applicable prospectus supplement. This may affect the pricing of the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts and Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts and Units and the extent of applicable regulation. See “Risk Factors”.

Investing in the Securities offered by this prospectus involves risks that are described in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections in this prospectus.

Each of Maura J. Clark, John W. Estey, David C. Everitt and Consuelo E. Madere, who are directors of Nutrien Ltd., resides outside of Canada and each of these directors has appointed the following agent for service of process:

Name of Person	Name and Address of Agent
Maura J. Clark	Nutrien Ltd., Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan S7K 7G3
John W. Estey	Nutrien Ltd., Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan S7K 7G3
David C. Everitt	Nutrien Ltd., Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan S7K 7G3
Consuelo E. Madere	Nutrien Ltd., Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan S7K 7G3

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

Our registered head office is located at Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan S7K 7G3, with corporate offices at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8 and Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan S7K 7G3.

-i-

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

Except as set forth under “Description of Debt Securities” and unless otherwise stated or the context otherwise requires, all references in this prospectus and in any prospectus supplement to “Nutrien”, “we”, “us” or “our” mean Nutrien Ltd. and its subsidiaries, any partnerships of which Nutrien Ltd. and any of its subsidiaries are the partners, and our significant equity investments and joint ventures.

Effective January 1, 2018, pursuant to the merger of equals transaction (the “Arrangement”) contemplated by the arrangement agreement dated as of September 11, 2016 (the “Arrangement Agreement”) between Agrium and PotashCorp, Agrium and PotashCorp became indirect, wholly-owned subsidiaries of Nutrien pursuant to a plan of arrangement under the Canada Business Corporations Act (“CBCA”). Nutrien is a corporation organized under the CBCA on June 2, 2017 for the sole purpose of participating in the Arrangement. Prior to completion of the Arrangement, Nutrien did not conduct any business activities other than those required for its formation and matters contemplated by the Arrangement Agreement.

This prospectus is part of a registration statement on Form F-10 relating to the Securities that we filed with the SEC. Under the registration statement, we may, from time to time, issue or sell any of the Securities described in this prospectus in one or more offerings up to an aggregate initial offering price of U.S.$11,000,000,000. This prospectus provides you with a general description of the Securities that we may offer. Each time we issue or sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering of Securities. The prospectus supplement may also add to, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

The financial statements incorporated by reference in this prospectus have been prepared in accordance with IFRS, which differs from U.S. GAAP. Therefore, such financial statements may not be comparable to financial statements prepared in accordance with U.S. GAAP. The financial statements incorporated by reference in this prospectus are presented in U.S. dollars, which is our presentation and functional currency and, accordingly, unless otherwise specified or the context otherwise requires, all financial information included or incorporated by reference in this prospectus is presented in U.S. dollars.

CAUTIONARY NOTE REGARDING MINERAL RESERVES AND RESOURCES

As permitted by the MJDS, technical disclosure regarding our mineral reserves and resources incorporated by reference in this prospectus (the “Technical Disclosure”) has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Without limiting the foregoing, the Technical Disclosure uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral reserves and resources estimates contained in the Technical Disclosure have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the mineral reserve and disclosure requirements of the SEC, and mineral reserves and resources information contained in the Technical Disclosure may not be comparable to similar information disclosed by companies subject to reporting and disclosure requirements under U.S. federal securities laws.

The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource”

and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed by U.S. domestic issuers with the SEC. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.

CURRENCY REFERENCES; EXCHANGE RATE INFORMATION

In this prospectus, references to “dollars”, “$”, and “U.S.$” are to U.S. dollars, and references to “Cdn.$” are to Canadian dollars. The exchange rate between the Canadian dollar and the U.S. dollar used in this prospectus varies depending on the date and context of the information contained herein.

The following table sets forth (i) the rates of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of each of the periods indicated, (ii) the average exchange rates during such periods, and (iii) the high and low exchange rates during each period, in each case based on the Bank of Canada daily average exchange rate for U.S. dollars.

	Year Ended December 31,
	2017	2016	2015
Rate at end of period	0.7971	0.7448	0.7225
Average rate for period	0.7708	0.7557	0.7834
High for period	0.8245	0.7977	0.8511
Low for period	0.7276	0.6869	0.7161

On March 9, 2018, the rate of exchange for the Canadian dollar, expressed in U.S. dollars, based on the Bank of Canada daily average exchange rate for U.S. dollars, was Cdn.$1.00 = U.S.$0.7788.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and other information included or incorporated by reference in this prospectus constitute “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws, including provincial securities legislation and the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 21E of the U.S. Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “project”, “forecast”, “intend”, “estimate”, “outlook”, “focus”, “potential”, “will”, “should”, “would” and “could” and other similar expressions. These forward-looking statements include, but are not limited to, references to:

•	our corporate goals and business strategies, including plans for implementing them;

•	integration plans in respect of the Arrangement and other completed and future acquisitions, and any expected synergies therefrom and benefits thereof;

•	continued growth in free cash flow and anticipated returns to our shareholders through dividends;

•	key drivers for our business and industry trends;

•	market outlook, including supply and demand for potash, nitrogen and phosphate and in the fertilizer, sulfur and petrochemical markets, future product and input prices, and other expected economic, legal and business conditions;

•	estimates, forecasts and statements as to management’s expectations with respect to our current and future expansion projects and the impact of such expansion projects on our operations;

•	future capital expenditures and requirements, existing or planned acquisitions, expansion and growth of our business and operations, including the development of new markets and products, and long-term obligations;

•	our ability to meet our capital requirements, including the ability to expand existing sources of financing or to access other sources of financing, and meet debt repayment and future obligations;

•	divestiture of our minority equity interests in Arab Potash Company and Sociedad Química y Minera de Chile S.A.;

•	availability of raw materials;

•	risk mitigation activities;

•	anticipated environmental remediation liabilities, asset retirement obligations and civil liabilities;

•	expected compliance with environmental requirements and associated costs, as well as the installation and timing of emissions reduction technology and impact thereof on our operations; and

•	reserves and resources estimates relating to our potash operations, including mine life estimates, and our ability to sustain projected potash production and achieve expected reductions in cost of production.

Such forward-looking statements involve known and unknown risks and uncertainties, including those referred to in this prospectus or in any prospectus supplement or in any document incorporated by reference herein, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements contained in this prospectus or in any prospectus supplement or in any document incorporated by reference herein, are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although we believe these assumptions are reasonable, undue reliance should not be placed on these assumptions. The key assumptions that have been made in connection with the forward-looking statements are set forth in the relevant documents incorporated by reference herein.

The above items and their possible impact are discussed more fully in the “Risk Factors” section in this prospectus, under the “Risk Factors” headings in the Agrium AIF and the PotashCorp AIF (each as defined herein), and in the relevant parts of the Agrium MD&A and the PotashCorp MD&A (each as defined herein). Consequently, all of the forward-looking statements made in or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Except as required by law, we undertake no obligation to update or revise forward-looking statements even if circumstances or management’s estimates or opinions should change. Accordingly, investors should not place undue reliance on forward-looking statements.

RISK FACTORS

You should consider carefully the risk factors set forth below and incorporated herein by reference, as well as other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement or prospectus supplements before purchasing the Securities offered hereby.

Risks Relating to Our Operations

We may fail to realize anticipated benefits of the Arrangement.

Nutrien’s ability to realize the benefits of the Arrangement will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on Nutrien’s ability to realize the anticipated growth opportunities, capital funding opportunities and operating synergies from integrating Agrium’s and PotashCorp’s businesses. The consolidation and integration process is complex, costly and time-consuming and may face significant challenges, including, without limitation:

•	Ongoing diversion of management’s focus and resources from other strategic opportunities and from operational matters during this process;

•	Unanticipated issues in integrating information technology, and other systems, procedures and policies;

•	Differences in business cultures;

•	Retaining key employees;

•	Disruptions to ongoing business and customer relationships.

In connection with obtaining required regulatory approvals for the Arrangement, the competition authorities in India and China required, among other things, PotashCorp’s commitment to divest its minority shareholdings in Arab Potash Company and Sociedad Química y Minera de Chile S.A. within a period of 18 months from November 2, 2017. The processes for completing these required dispositions are underway; however, there can be no assurance as to the timing for completing such dispositions, or the terms and conditions, including sale prices, upon which such dispositions will be completed. Failure to complete such dispositions on the terms imposed by the Indian and Chinese competition authorities could have materially adverse consequences.

Our estimates of future demand for our products may prove to be overstated.

We estimate the future level of demand for our products, however, our business is cyclical and many factors may cause actual demand to vary from forecasted levels, including:

•	Weather patterns/conditions — Our Retail customers have limited windows of opportunity to complete required tasks at each stage of the crop production cycle. Should adverse weather occur during these seasonal windows, we could face the possibility of reduced revenue in those seasons, which in some cases will not be recovered in the following season. In addition, we face the significant risk and cost of continuing to carry inventory should our customers’ activities be curtailed during their normal seasons. We must manufacture and distribute product throughout the year in order to meet peak season demand, as well as react quickly to unexpected changes in weather patterns that affect demand.

Weather conditions that delay or intermittently disrupt fieldwork during the planting and growing seasons may cause agricultural customers to use different forms of crop nutrients and crop protection products, which may adversely affect demand for the forms that we sell or may impede farmers from applying our crop nutrients and crop protection products until the following growing season, resulting in lower demand for our products.

Adverse weather conditions following harvest may delay or eliminate opportunities to apply crop nutrients and crop protection products in the fall. Weather can also have an adverse effect on crop yields, which could lower the income of growers and impair their ability to purchase our crop nutrients, crop protection and seed products and services. Our quarterly financial results may vary significantly from one year to the next due to weather-related shifts in planting schedules and purchasing patterns.

•	Future technological innovation — The development of seeds that require less crop nutrients, development of full or partial substitutes for our products or developments in the application of crop nutrients such as improved nutrient use or efficiency through use of precision agriculture, if they occur, could have the potential to adversely affect the demand for our products and results of operations.

•	Deterioration of global market and economic conditions — Some of our customers require access to credit to purchase our products. A lack of available credit to customers in one or more countries, due to this deterioration or for other reasons, could adversely affect demand for crop nutrients. Furthermore, customers may be reluctant to replenish inventories in such conditions. The international market for fertilizers is influenced by such factors as rising incomes in developing countries, the relative value of the U.S. dollar and its impact on the importation of fertilizers, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets and other regulatory policies of foreign governments, as well as the Canadian laws and policies affecting foreign trade and investment.

•	Other factors — Decisions about the number of acres planted, the mix of crops planted and application rates for crop nutrients vary from year to year depending on a number of factors including, among others, crop prices, the level of grain inventory, governmental actions (including agricultural, environmental, fertilizer and biofuel policies), input costs and the level of the crop nutrients remaining in the soil following the previous harvest. Longer-term demand factors include population growth, changes in dietary habits and impacts from climate change.

Any inability to respond to changes in demand in an effective and timely manner could negatively impact our financial performance.

Competitors’ increases in crop nutrient production capacity and supply may outpace world demand.

We are subject to intense price competition from both domestic and foreign sources. Crop nutrients, including potash, nitrogen and phosphate, are global commodities with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service and product quality. We compete with a number of domestic and foreign producers, including state-owned and government-subsidized entities.

Historically, selling prices for our products have fluctuated in response to periodic changes in supply and demand conditions. We have identified a number of factors influencing demand — refer to discussion of “Our estimates of future demand for our products may prove to be overstated”. Supply is affected by available capacity and operating rates, raw material costs and availability, government policies and global trade.

Periods of high demand, high capacity utilization and increasing operating margins tend to result in investment in production capacity, which may cause supply to exceed demand and selling prices and capacity utilization to decline. Competitors and potential new entrants in the markets for potash, nitrogen and phosphate have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities. The extent to which current global or local economic and financial conditions, changes in such conditions or other factors may cause delays or cancellation of some of these ongoing or planned projects, or result in the acceleration of existing or new projects, is uncertain. Future growth in demand for our products may not be sufficient to absorb excess industry capacity.

Consolidation in the crop nutrient industry has increased the resources of several of our competitors. Some of these competitors have greater total resources or are state supported, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities.

During periods of industry oversupply, our results of operations tend to be affected negatively as the price at which we sell our products typically declines, resulting in possible reduced profit margins, and could include write-downs in the value of our inventory and production assets, and temporary or permanent curtailments of production.

We may fail to maintain high levels of safety and health or prevent or appropriately respond to a major security incident.

The mining, industrial and commercial activities (including related transportation and distribution activities) in which we engage are inherently hazardous, and we have personnel who work or travel in higher risk countries. Failure to prevent or appropriately respond to a safety, health or security incident could result in injuries or fatalities among our employees, contractors or residents in communities near our operations. Such incidents may lead to liabilities arising out of personal injuries or death, operational interruptions and shutdown or abandonment of affected facilities. Preventing or responding to accidents could require us to expend significant managerial time and effort, and financial resources to remediate safety issues, compensate injured parties or repair damaged facilities. Any of the foregoing could have an adverse impact on our financial results and our reputation.

Our information and operations technology systems are subject to cyber security risks.

Cyber security risks include attacks on information technology and infrastructure by hackers, damage or loss of information due to viruses, the unintended disclosure of confidential information, the misuse or loss of control over computer control systems, and breaches (intentional or otherwise). Targeted attacks on our systems (or on systems of third parties that we rely on), failure or non-availability of a key information or operations technology system or a breach in security measures designed to protect our technology systems could result in property damage, theft, misuse, modification and destruction of information, including trade secrets and confidential business information, and cause business disruptions, reputational damage, extensive personal injury and third-party claims, which could negatively impact our operations and our financial performance.

We may be subject to significant events or malicious acts (including terrorism) involving our operations.

Our operations may be subject to an unplanned event that could be significant in scale and negatively impact our financial performance. Such events include, without limitation:

•	The mining process is a complex process subject to certain geological conditions and hazards, including industrial and environmental hazards. For example, the presence of water-bearing strata above and below many underground mines poses the risk of water inflows. It is not uncommon for water inflows of varying degrees to occur in potash mines; however, it is difficult to predict if, when, or to what degree, such inflows could occur. At our Saskatchewan potash mines we have minor water inflows that we actively monitor and manage, as appropriate. Significant inflows at our potash mines could result in increased operational costs, increased risk of personal injury, production delays or stoppages, or the abandonment and closure of a mine. The risk of underground water inflows, as with most other underground risks, is currently not insured. Any of these risks and hazards could negatively affect our safety, our reputation or our financial performance.

•	Similar to other companies with major industrial facilities, our facilities may be targets of terrorist activities. Many of these facilities store significant quantities of ammonia and other materials that can be dangerous if mishandled. Our operations may also be impacted by catastrophic events (such as severe weather or extreme product transportation/storage mishaps) or be targets of cyber security attacks (or other intentional acts of destruction). As a result, our facilities, or those of third parties on which we rely, could be damaged or destroyed, or employees, contractors and the public could suffer serious physical injury. Any disruption of our ability to produce or distribute our products could result in a significant decrease in revenues and significant additional costs to replace, repair or insure our assets.

•	We hold numerous environmental, mining and other governmental permits and approvals authorizing operations at each of our facilities. Continuation and/or expansion of our operations is dependent upon renewing or securing the necessary environmental or other permits or approvals. A decision by a government agency to deny or delay issuing a new or renewed material permit or approval, or to revoke or substantially modify an existing permit or approval, could materially adversely affect our ability to continue operations at the affected facility.

•	A significant portion of our workforce is unionized or otherwise governed by collective bargaining or similar agreements. We are therefore subject to the possibility of organized labor disruptions. Adverse labor relations or contract negotiations that do not result in an agreement could result in strikes, slowdowns or impose additional costs to resolve these disputes. These disruptions may negatively impact our ability to produce or sell our products. These disruptions may also impact our ability to recruit and retain personnel and could negatively affect our financial performance.

We may incur costs related to new or revised regulatory requirements.

We are subject to numerous federal, state, provincial and local environmental and health and safety laws and regulations, including laws and regulations relating to land, water and raw material use and management; the emission of contaminants to the air or water; land reclamation; the generation, treatment, storage, transportation, disposal and handling of hazardous substances and wastes; the clean-up of hazardous substance releases; and the demolition of existing plant sites upon permanent closure. Specifically, our mining and manufacturing processes release carbon dioxide and other greenhouse gases (“GHGs”) and consume energy generated by processes that result in GHG emissions.

We incur significant costs and associated liabilities in connection with these laws and regulations. There are substantial uncertainties as to the nature and timing of any future regulations with many of the laws and regulations becoming increasingly stringent, and the cost of compliance can be expected to increase over time. New or revised laws or regulations may result from pressure on law makers and regulators to address climate change, transition to a low-carbon economy or to address concerns related to fertilizer and food prices, accidents, terrorism or transportation of potentially hazardous substances. Increased or more stringent regulations, if enacted, could impact our ability to produce certain products, increase our raw material, energy, transportation, and compliance costs, reduce our efficiency, require us to make capital improvements to our facilities and have a negative effect on our customer satisfaction, reputation and financial performance.

We may fail to realize anticipated benefits of completed or future acquisitions, strategic dispositions or internal re-organizations.

When we undertake any strategic initiatives our ability to achieve the expected returns and other benefits will be affected by our degree of preparedness and ability to execute. With respect to acquisitions, we are dependent upon our ability to successfully consolidate functions and integrate operations, technology, procedures and personnel in a timely and efficient manner. The integration of acquired assets and operations requires the dedication of management effort, time and resources, which may divert management’s focus and resources from other strategic opportunities or operational matters during the process. The integration process may result in the disruption of our existing business and customer relationships that may adversely affect our ability to achieve the anticipated benefits, and may negatively affect our financial performance.

We also continue to evaluate the potential disposition of assets and operations that may no longer help us meet our objectives. When we decide to sell assets or operations, we may encounter difficulty in finding buyers or executing alternative exit strategies on acceptable terms or in a timely manner, which could delay the accomplishment of our strategic objectives.

We may experience increases in the price of or be unable to source required raw materials and energy.

Changes in the price of raw materials required to produce our products could have a material impact on our business. The price of our raw materials can fluctuate widely for a variety of reasons, including changes in availability because of additional capacity or limited availability due to curtailments or other operating problems. Other external factors beyond our control can also cause volatility in raw materials prices, including, without limitation, general economic conditions, the level of business activity in the industries that use our products, competitors’ actions, international events and circumstances and governmental regulation in the United States and abroad. Because most of our products are commodities or derived from commodities, there can be no assurance that we will be able to recover increases in the price of such raw materials through an increase in the price of our related crop nutrient products. Conversely, when the market prices for these raw materials plunge rapidly, the selling prices for related crop nutrients can fall more rapidly than we are able to consume our raw material inventory that we purchased or committed to purchase at higher prices. As a result, our costs may not fall as rapidly as the selling prices of our products. Until we are able to consume the higher priced raw materials, our gross margins and profitability may be adversely affected.

Natural gas is the principal raw material used to manufacture nitrogen. Natural gas is utilized as both a chemical feedstock and energy to produce anhydrous ammonia, a key input in the production of our upgraded nitrogen products and in the production of our concentrated phosphate products. Natural gas is also a significant energy source used in the potash mining and milling process.

North American natural gas prices are subject to price volatility and can be affected by weather conditions or weather forecasts, among other factors. An increase in the price of natural gas increases our nitrogen cost of production, and may negatively impact nitrogen margins for our North American nitrogen sales. Higher production costs may be partially or fully reflected in higher domestic and international product prices, but these conditions do not always prevail.

In addition, the price for natural gas in North America can vary significantly compared to the price for natural gas in Europe and Asia. Significantly lower natural gas prices in Europe and/or Asia would give our competitors in Europe and Asia a competitive advantage, which could, in turn, decrease international and domestic product prices and reduce our margins. Furthermore, in North America natural gas prices have declined and remained at relatively lower levels over the past several years in response to increased supply from the development of production from shale gas formations. Future production of natural gas from shale gas formations could be reduced by regulatory changes that restrict drilling or increase its costs for other reasons. If this were to occur, natural gas prices could rise. If high prices were to occur during a period of low crop input selling prices, it could adversely affect our results of operations.

There is also a risk to production at various of our facilities due to concerns over the availability of natural gas supplies. Nitrogen facilities in Argentina, Egypt and Trinidad have all experienced supply strains or curtailments. Continued or increased natural gas shortages may result in reduced production available for sale and higher production costs per tonne. In Trinidad, all our gas supply contracts expire at the end of 2018 such that future supply will be based on new agreements regarding volume and price. Failure to secure a long-term gas supply on a cost-effective basis could adversely affect our Trinidad operations.

We may be adversely affected by changing antitrust laws or trade agreements and regulations to which we are subject.

We are subject to antitrust laws in various countries throughout the world. A significant portion of our business activities are conducted in countries under existing trade agreements and regulations. Changes in antitrust laws, trade agreements or regulations, or in their interpretation, administration or enforcement, may limit our operations or the operations of Canpotex, and could negatively impact opportunities for future acquisitions or organic growth. Increases in crop nutrient prices have in the past resulted in increased scrutiny of the crop nutrient industry under antitrust and competition laws, and any such increases could increase the risk that these laws could be interpreted, administered or enforced in a manner that is adverse to our interests.

An inability to attract, develop, engage and retain skilled employees could negatively affect our performance.

Sustaining and growing our business depends on the recruitment, development, engagement and retention of qualified and motivated employees. Although we strive to be an employer of choice, competition for skilled employees in certain geographical areas in which we operate can be significant and we may not be successful in attracting, developing or retaining such skilled employees. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. An inability to attract, develop, engage or retain quality employees could result in decreased productivity, reliability, efficiency and safety performance, higher costs and reputational harm. It could also negatively impact our ability to take on new projects and sustain operations, which might negatively affect our operations or our ability to grow.

We may be unable to access sufficient, cost-effective and timely transportation, distribution and storage of our products.

We rely on railroad, trucking, pipeline and other transportation service providers to transport raw materials to our manufacturing facilities, to coordinate and deliver finished products to our storage and distribution system and our Retail centers and to ship finished products to our customers. Accessing sufficient, cost effective, timely and dependable transportation and port storage and other distribution facilities is important in allowing us and any export, sales and marketing companies, to supply customers near our operating facilities and around the world. Our (or the third parties upon which we rely) ability to provide sufficient, cost-effective and timely transportation and storage of product may be challenged due to labor disputes, system failures, accidents such as spills or derailments, delays, adverse weather or other environmental events, adverse operating conditions (including aging transportation infrastructure, railroad capacity constraints, changes to rail or ocean freight systems), swings in demand for our products, increased shipping demand for other products, adverse economic conditions, a change in our export, sales or marketing company relationships, or otherwise. This could result in delays and increased costs, lost revenue and reputational damage with our customers.

Canpotex may be dissolved or its ability to operate impaired.

Canpotex is the offshore marketing, transportation and distribution company we rely on to deliver our potash to customers outside North America. Unexpected changes in laws or regulations, market or economic conditions, our (or our venture partner’s) business, or otherwise could threaten the existence or effectiveness of Canpotex. A trusted potash brand could be lost and our access to key offshore markets negatively impacted resulting in a less efficient logistics system, decreased sales, higher costs or lower net earnings from offshore sales.

We may fail to protect the environment.

Environmental incidents, including uncontrolled tailings, gypsum stack or other containment breaches, significant subsidence from mining activities, significant release of hazardous and other regulated materials, and transportation accidents such as spills and derailments may occur. Failure to prevent a significant environmental incident can be harmful to our employees, contractors, and communities in which we operate and impact the biodiversity, water resources and related ecosystems near our operations. Such incidents could also adversely impact our operations, financial performance or reputation.

We may fail to gain the support of our stakeholders for our business plans.

Underperformance due to weak market fundamentals or business issues, inadequate communication, engagement and/or collaboration with our stakeholders or dissatisfaction with our practices or strategic direction may lead to a lack of support for our business plans. Loss of stakeholder confidence may impair our ability to execute on our business plans and attract capital, and may also lead to reputational and financial losses, or shareholder action.

Our international operations and investments may be affected by different political and regulatory environments.

We are a global business with significant operations and investments in countries outside of Canada and the United States. We have operations in a number of South American and European countries and Australia, a nitrogen production facility in Trinidad, and business investments in Egypt, Chile, Jordan, and China, and we source phosphate rock from Morocco. In connection with the Arrangement, we have committed to divest the minority shareholdings in Chile and Jordan within 18 months of November 2, 2017.

As a result, we are subject to numerous risks and uncertainties relating to international sales and operations, including: difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations; abrupt or unexpected changes in regulatory environments; increased government regulation of the economy and/or state ownership of enterprises; forced divestures or changes to or nullification of existing agreements, mining permits or leases; political and economic instability, including the possibility for civil unrest, inflation and adverse economic conditions resulting from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls; nationalization of properties or assets by foreign governments; the imposition of tariffs, exchange controls, trade barriers or other restrictions; restrictions on monetary distributions; and currency exchange rate fluctuations between the U.S. dollar and foreign currencies.

The occurrence of any of the above in the countries in which we operate or elsewhere could jeopardize or limit our ability to transact business and could adversely affect our revenue and operating results and the value of our assets located in such countries.

Non-operated investments may be affected by decisions of third parties.

We hold a minority ownership interest in certain companies, and participate in various joint ventures. The operations and results of these investments are significant to us, and their operations can affect our earnings. Because we do not control these companies and our joint venture partners share a measure of control, we cannot ensure that these entities will:

•	operate efficiently;

•	pay dividends;

•	manage their businesses consistent with our business interests, goals, policies or objectives;

•	not subject the joint venture to liabilities exceeding those contemplated;

•	not take actions that harm our reputation or restrict our ability to run our business.

In addition, we may become involved in disputes with our joint venture partners, which could lead to impasses or situations that could harm the joint venture. As a result, these companies may contribute less than anticipated to our earnings and cash flow negatively impacting our operations or cause harm to our reputation.

Our opportunities to strategically reinvest available capital may be limited.

We regularly evaluate all strategic opportunities. We may seek to grow through acquisitions of assets or entities, or interests in other entities. We may also consider other growth opportunities such as strategic alliances, evaluation of new products and technologies, or expansion into new markets that complement and extend our portfolio of businesses and capabilities and generate returns that exceed our cost of capital on a risk-adjusted basis.

Various factors may limit our investment opportunities including geopolitical, market or other reasons. Such restrictions could negatively affect our competitive position and our future growth.

We may be unable to access capital on a cost-effective or timely basis.

We rely on access to debt capital markets to finance our day-to-day and long-term operations. Access to and cost of capital may be affected by factors not specific to our company such as adverse conditions in the credit markets, general and industry-specific market and economic conditions and interest rate fluctuations. Our access to capital will also be dependent on our credit ratings which are determined by, among other things, the level and quality of our earnings, our ability to generate cash flows, or restrictions on our ability to repatriate cash offshore. A credit-rating downgrade could potentially limit our access to private and public credit markets and increase the costs of borrowing under our existing credit facilities. A downgrade could also limit our access to short-term debt markets and increase the cost of borrowing in the short-term and long-term debt markets. Inability to access capital on a cost-effective basis may result in a loss of liquidity, an increase in the cost of capital or inability to execute on value-added transactions requiring significant capital.

We may incur losses due to exposure to various market factors.

We are exposed to financial risks that may result from changes in various market factors including:

•	Commodity price risk — We carry our inventories at the lower of cost on a weighted average basis and net realizable value. In periods when the market prices for our products are falling rapidly in response to falling market prices for raw materials, it is possible that we could be required to write down the value of our inventories. Changes in commodity prices may also represent an indicator of impairment. Our long-lived and intangible assets are assessed at the end of each reporting period for impairment indicators and when such indicators exist, impairment testing is performed to determine the recoverable value of assets. Changes in market conditions or industry structures, commodity prices, tax rates, technical operating difficulties, inability to recover our mineral reserves or increased operating cost levels relative to lower cost facilities could represent impairment indicators that trigger impairment testing. Significant assumptions in the determination of recoverable value include, but are not limited to: commodity prices, sales volumes, operating and capital expenditures, discount rates, inflation and growth rates, and reserves. We cannot predict if an event that triggers impairment will occur, when it will occur or how it will affect reported asset amounts. Impairment charges could be significant and could materially adversely affect our financial performance in the periods in which they are recorded.

•	Financial instrument risk — We seek to manage a portion of the risks relating to changes in commodity prices and foreign currency exchange rates using derivative instruments; however, such instruments may be ineffective in fully mitigating such risks. Our business, financial condition, results of operations and cash flows could be adversely affected by changes involving commodity price volatility, adverse correlation of commodity prices, or market liquidity issues.

•	Currency risk — Currency risk arises from the revaluation of monetary foreign assets and liabilities in conjunction with currency volatility. Foreign monetary asset and liability balances comprise primarily intercompany loans and external short-term debt. A significant shift in the value of the Canadian dollar and/or Australian dollar against the U.S. dollar could impact reported earnings. Additional currency risk stems from the translation of foreign subsidiary income statements to U.S. dollars for consolidation at the Nutrien level.

•	Interest rate risk — We may be exposed to fluctuations in interest rates as a result of the use of floating rate debt, floating rate credit facilities and commercial paper. An increase in interest rates could increase our net interest expense and negatively impact our financial results. Additionally, we are exposed to changes in interest rates upon the refinancing of maturing long-term debt and anticipated future financing needs at prevailing interest rates.

We are exposed to counterparty risk.

We are exposed to the risks associated with counterparty performance, including credit risk and performance risk. We may experience material financial losses in the event of customer payment default for our products and/or financial derivative transactions. Our liquidity may also be adversely impacted if any lender under our existing credit facilities is unable to fund its commitment.

Our advantaged cost position may be impaired.

As we take steps to further improve our cost position, various factors such as labor costs, failure to achieve technological improvements, operational inefficiencies, currency fluctuations, tax and regulatory costs, and water inflow control and other environmental costs may impact our ability to maintain our low-cost position and adversely affect our financial performance.

We may allocate our capital in an inefficient manner.

Challenges may arise in the capital allocation process due to changing market conditions and our ability to anticipate and incorporate such changes in our decision-making process. Inefficiencies in the capital allocation process or decisions that are not consistent with strategic priorities or that do not properly assess risk may also lead to inefficient deployment of capital. Failure to allocate capital in an efficient manner may lead to reduced returns on capital invested, operational inefficiencies, damage to our reputation and access to capital becoming more limited.

We may be unable to successfully execute our internal projects.

We have undertaken and continue to undertake various projects including capital and business process improvement /transformation projects. These projects involve risks, including (but not limited to) difficult environmental conditions, poor project prioritization and capital allocation, factors negatively impacting costs (such as escalating costs of labor and materials, unavailability and underperformance of skilled personnel, suppliers of materials or technology and other third parties we retain, design flaws or operational issues, poor project management oversight) or poor transition through project stages. Any of the foregoing risks could impair our ability to realize the benefits we had anticipated from the projects and negatively impact our financial performance.

We are subject to legal proceedings, the outcome of which may affect our business.

We are, and may in the future be, involved in legal and regulatory proceedings. These proceedings include matters arising from our activities or activities of predecessor companies. The outcome of these matters may be difficult to assess or quantify, and such matters may not be resolved in our favor. Such matters could result in unfavorable outcomes, including fines, sanctions and monetary damages against us or our directors, officers or employees. The defense of such matters may also be costly and time consuming, and could divert the attention of management and key personnel from our operations. We may also be subject to adverse publicity associated with such matters, regardless of whether such allegations are valid or whether we are ultimately found liable.

Violations of our governance and compliance policies may occur.

We operate in a global environment that encompasses multiple jurisdictions and complex regulatory frameworks. Our governance and compliance processes, which include the review of internal controls over financial reporting and specific internal controls in relation to offers of things of value to government officials and representatives of state-owned enterprises, may not prevent potential violations of law, accounting or governance practice. Our Code of Ethics, together with our mandatory policies, such as our anti-corruption and anti-fraud policies, may not prevent instances of fraudulent behavior and dishonesty nor guarantee compliance with legal or regulatory requirements. This may lead to regulatory fines, disgorgement of profits, litigation, loss of operating licenses or reputational damage.

Our insurance coverage may not adequately cover our losses.

Our operations are subject to risks inherent in the mining, manufacturing, transportation, storage and distribution of chemical fertilizers, including ammonia, which is highly toxic and corrosive. These risks include:

•	water inflows;

•	explosions;

•	fires;

•	severe weather and natural disasters;

•	train derailments, collisions, vessel groundings and other transportation and maritime incidents;

•	leaks and ruptures involving storage tanks, pipelines and railcars;

•	spills, discharges and releases of toxic or hazardous substances or gases;

•	deliberate sabotage and terrorist incidents;

•	mechanical failures;

•	unscheduled downtime;

•	labour difficulties; and

•	other similar risks.

Some of these hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities.

We maintain property, business interruption, casualty and liability insurance policies, but we are not fully insured against all potential hazards and risks pertaining to our business. As a result, we may incur significant liability for which we are not fully insured. We are subject to various self-retentions, deductibles and limits under these insurance policies. The policies also contain exclusions and conditions that could have a material adverse impact on our ability to receive indemnification thereunder. Our policies are generally renewed annually. As a result of market conditions, our premiums, self-retentions and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. In addition, significantly increased costs could lead us to decide to reduce, or possibly eliminate, coverage.

Future climate change could adversely affect us.

The prospective impact of potential climate change on our operations and those of our customers and farmers remains uncertain. Some scientists have suggested that the impacts of climate change could include changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels and that these changes could be severe. These impacts could vary by geographic location.

See discussions under “Our estimates of future demand for our products may prove to be overstated”, “We may be subject to significant events or malicious acts (including terrorism) involving our operations” and “We may incur costs related to new or revised regulatory requirements” for further consideration of the potential impacts of climate-related events on demand, on our operations and on the regulatory environment we operate within.

Our reported mineral reserves and mineral resources are only estimates.

Our reported mineral reserves and mineral resources are only estimates. The estimated mineral reserves and mineral resources may not be recovered or may not be recovered at the rates estimated. Mineral reserves and mineral resources estimates are based on limited sampling, and, consequently, are uncertain because the samples may not be representative of the actual resources. Mineral reserves and mineral resources estimates may require revision (either up or down) based on actual production experience.

Further, market fluctuations in the price of potash, as well as increased production costs or reduced recovery rates, may render certain mineral reserves and mineral resources uneconomic and may ultimately result in a restatement of estimated resources and/or reserves.

Risks relating to the Securities

The Debt Securities will be structurally subordinated to certain indebtedness of our subsidiaries.

Substantially all of our business activities are conducted by our direct and indirect wholly-owned subsidiaries. The Debt Securities will be obligations exclusively of Nutrien. Our subsidiaries, including Agrium and PotashCorp, will not guarantee the payment of principal of or interest on the Debt Securities. The Debt Securities will, therefore, be structurally subordinated to all existing and future obligations of our subsidiaries as a result of Nutrien being a holding company. In the event of an insolvency, liquidation or other reorganization of any of our subsidiaries, creditors of Nutrien (including the holders of the Debt Securities), as well as shareholders of Nutrien, will have no right to proceed against the assets of such subsidiaries or to cause the liquidation or bankruptcy of the subsidiaries under applicable bankruptcy laws. Creditors of such subsidiaries would be entitled to payment in full from such assets before Nutrien, as a shareholder of such subsidiaries, would be entitled to receive any distribution therefrom. Claims of creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Nutrien, including claims under the Debt Securities, except to the extent that Nutrien may itself be a creditor with recognized claims against the subsidiaries ranking at least pari passu with such other creditors, in which case the claims of Nutrien would still be effectively junior to any mortgage or other liens on the assets of such subsidiaries and would still be effectively subordinate to any mortgage or other liens on the assets of such subsidiaries senior to that held by Nutrien. There are no terms of the Debt Securities that limit the ability of our subsidiaries to incur additional indebtedness.

The decision to pay dividends and the amount of such dividends is subject to the discretion of our board of directors based on numerous factors and may vary from time to time.

The declaration, amount and date of payment of any dividends will be determined by the board of directors of Nutrien from time to time and will be subject to, among other things, legal restrictions, earnings, cash flows, financial requirements, financial covenants and other conditions.

The amount of cash available to Nutrien to pay dividends, if any, may vary significantly from period to period for a number of reasons, including, among other things: our operational and financial performance; fluctuations in prices for our products and raw materials and natural gas utilized in the production thereof; the amount of cash required or retained for debt service or repayment; amounts required to fund capital expenditures and working capital requirements; access to capital markets; foreign currency exchange rates and interest rates; and the other risk factors set forth, or incorporated by reference, in this prospectus.

The board of directors of Nutrien will evaluate any proposed dividend payments against the solvency test requirements of the CBCA. In addition, the level of dividends will be affected by the number of outstanding common shares and other securities that may be entitled to receive cash dividends or other payments. The market value of the Common Shares may deteriorate if Nutrien is unable to meet dividend expectations in the future, and that deterioration could be material.

Our ability to service our indebtedness and to pay dividends on the Common Shares and the Preferred Shares is dependent on the operating cash flow of our subsidiaries.

As a result of Nutrien being a holding company, its operating cash flow and ability to service its indebtedness, including the Debt Securities, or to pay dividends on the Common Shares or the Preferred Shares, is dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to Nutrien in the form of loans, dividends or other payments. Our subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Debt Securities, the Common Shares or the Preferred Shares or to make any funds available therefor, whether by dividends, interest, loans, advances or other payments. In addition, the payment of dividends and the making of loans, advances and other payments to Nutrien by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business and other considerations.

There can be no assurance as to the liquidity of the trading market for the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units or that a trading market for the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units will develop.

Prior to the initial offering of Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units, there will be no public market for the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units, and we may determine not to apply for a listing of such securities on any securities exchange. There can be no assurance that an active trading market for the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units will develop or be sustained. Unless otherwise specified in the applicable prospectus supplement, there is no market through which the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units may be sold and purchasers may not be able to resell Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units purchased under this prospectus and the relevant prospectus supplement. This may affect the pricing of the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units, and the extent of issuer regulation.

The Common Shares may be subject to price and volume fluctuations, and the market price for the Common Shares following an offering may drop below the offering price.

Securities markets experience considerable price and volume volatility, and the market prices of securities of many companies have been subject to wide fluctuations not necessarily indicative of the operating performance, underlying asset values, success or prospects of such companies. The market price of publicly traded stock is affected by many variables, including the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments and the breadth of the public market for the stock. The effect of these and other factors on the market price of securities on the stock exchanges on which we trade suggests that the trading price of the Common Shares may continue to be volatile. These fluctuations may affect the price of the Common Shares following an offering, and the market price of the Common Shares may drop below the offering price. As a result of this volatility, you may not be able to sell your Common Shares at or above the offering price.

Credit ratings may not reflect all risks of an investment in the Debt Securities or the Preferred Shares and may change.

Credit ratings may not reflect all risks associated with an investment in the Debt Securities or the Preferred Shares. Any credit ratings applied to the Debt Securities or the Preferred Shares are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of the Debt Securities or the Preferred Shares and may affect the cost of or terms on which we can issue such securities or obtain alternative financing. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed herein on the value of the Debt Securities or the Preferred Shares. There is no assurance that any credit rating assigned to the Debt Securities or the Preferred Shares will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Changes in interest rates may cause the value of the Debt Securities or the Preferred Shares to decline.

Prevailing interest rates will affect the market price or value of the Debt Securities or the Preferred Shares. The market price or value of the Debt Securities or the Preferred Shares may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

In the event that any of the Securities are redeemable, purchasers of such Securities may be adversely impacted.

If any of the Securities are redeemable at our option, as set forth in the applicable prospectus supplement, we may choose to redeem such securities from time to time, in accordance with our rights, including when prevailing interest rates are lower than the rates borne by such Securities. If prevailing rates are lower at the time of redemption, a purchaser may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Securities being redeemed. Redemption rights may also adversely impact a purchaser’s ability to sell such Securities as the optional redemption date or period approaches.

The Debt Securities may be subject to foreign currency risk.

An investment in Debt Securities that are denominated in a foreign currency may entail significant risks. Such risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets and potential liquidity constraints in the secondary market. Such risks will vary depending on the currency or currencies involved and generally depend on economic and political events over which we have no control. Such risks will be more fully described in the applicable prospectus supplement.

We may issue additional Securities in the future which may dilute the holdings of existing securityholders, including the holder of Securities purchased under this prospectus, or which may have priority over existing securityholders.

We may issue additional Securities, which may dilute the holdings of existing securityholders, including purchasers of Securities under this prospectus. We may also issue Debt Securities that have priority over holders of other Securities with respect to payment in the event of an insolvency or winding up of Nutrien. Securityholders will have no pre-emptive rights in connection with any such further issuances. The board of directors of Nutrien has the discretion to determine the price and terms of any Debt Securities, the designation, rights, privileges, restrictions and conditions attaching to any series of Preferred Shares, and the price and terms of any issuances of Common Shares and Subscription Receipts.

Future exchange controls may affect the availability of a specified foreign currency and our ability to make payments on Securities in a specified foreign currency.

Certain governments have imposed, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, and premium, if any, or interest on the Securities. Even if there are no actual exchange controls, it is possible that the specified currency for any such security will not be available at such Security’s maturity.

NUTRIEN

Corporate Structure and the Arrangement

Nutrien Ltd. is a corporation organized under the CBCA on June 2, 2017 for the sole purpose of participating in the Arrangement. Nutrien is a reporting issuer in each of the provinces in Canada, a foreign private issuer under the rules and regulations of the SEC and files reports with the SEC under MJDS.

Effective January 1, 2018, pursuant to the Arrangement contemplated by the Arrangement Agreement, Agrium and PotashCorp became indirect, wholly-owned subsidiaries of Nutrien. Immediately following completion of the Arrangement, Nutrien held all of the outstanding shares of Agrium and PotashCorp through Agrium AcquisitionCo ULC and PotashCorp AcquisitionCo ULC, respectively. On February 1, 2018, Agrium amalgamated, through a series of steps, with Agrium AcquisitionCo ULC and is currently a direct wholly-owned subsidiary of Nutrien. Nutrien continues to hold all of the outstanding shares of PotashCorp through PotashCorp AcquisitionCo ULC. Prior to completion of the Arrangement, Nutrien did not conduct any business activities other than those required for its formation and matters contemplated by the Arrangement Agreement.

In connection with the Arrangement, prior to the open of trading on January 2, 2018, the common shares of each of PotashCorp and Agrium were suspended from trading on the TSX and the NYSE and were subsequently delisted. The common shares of Nutrien were listed and commenced trading on the TSX and NYSE under ticker symbol “NTR” on January 2, 2018.

In connection with antitrust approvals necessary for the completion of the Arrangement, effective January 12, 2018, Agrium completed the sale of its (i) Conda, Idaho, phosphate production facility and related assets to Itafos Conda LLC, and (ii) North Bend, Ohio, nitric acid facility and related assets to Trammo Nitrogen Products, Inc., a wholly-owned subsidiary of Trammo Inc. Also, in connection with antitrust approvals necessary for the completion of the Arrangement, PotashCorp (i) divested its minority equity interest in Israel Chemicals Ltd. effective January 23, 2018, and (ii) has committed to divest its minority equity interests in Arab Potash Company and Sociedad Química y Minera de Chile S.A. within 18 months of November 2, 2017.

On the effective date of the Arrangement, the following individuals were appointed to the board of directors of Nutrien: Jochen E. Tilk, Charles (Chuck) V. Magro, Christopher M. Burley, Maura J. Clark, John W. Estey, David C. Everitt, Russell K. Girling, Gerald W. Grandey, Miranda C. Hubbs, Alice D. Laberge, Consuelo E. Madere, Keith G. Martell, A. Anne McLellan, Derek G. Pannell, Aaron W. Regent, and Mayo M. Schmidt. In addition, the following individuals were appointed as executive officers of Nutrien: Jochen E. Tilk, as the Executive Chair; Charles (Chuck) V. Magro, as the President and Chief Executive Officer; Wayne Brownlee, as the Executive Vice President and Chief Financial Officer; Steve J. Douglas, as the Executive Vice President and Chief Integration Officer; Henry (Harry) Deans, as the Executive Vice President and President, Nitrogen; Michael J. Frank, as the Executive Vice President and President, Retail; Kevin Graham, as the Executive Vice President and President, Sales; Susan Jones, as the Executive Vice President and President, Phosphate; Lee Knafelc, as the Executive Vice President and Chief Sustainability Officer; Leslie O’Donoghue, as the Executive Vice President and Chief Strategy and Corporate Development Officer; Joseph Podwika, as the Executive Vice President and Chief Legal Officer; Brent Poohkay, as the Executive Vice President and Chief Information Officer; Raef Sully, as the Executive Vice President and President, Potash; and Mike Webb, as the Executive Vice President and Chief Human Resources Officer.

Business of Nutrien

We are the world’s largest provider of crop inputs and services, producing and marketing the three primary crop nutrients: potash, nitrogen and phosphate. We are the largest producer of potash worldwide by capacity, and the third largest natural resource company in Canada by market capitalization. In 2017, we estimate that combined PotashCorp and Agrium potash operations represented approximately 23% of global potash capacity, nitrogen operations represented 3% of global nitrogen production capacity and phosphate operations represented 4% of global phosphate production capacity. We service our customers through an extensive infrastructure and storage and distribution network, supplied by 30 wholly-owned production facilities. Our diverse and complementary portfolio of high quality potash, nitrogen and phosphate production assets is complemented by our leading global crop inputs retail distribution network.

Our focus on growth begins in our manufacturing facilities and extends to the fields where customers use our products. Our interrelated business units, which operate across the agricultural input value chain are set out below:

1.

Retail: We operate the largest global direct-to-grower agricultural retail operation, with product offerings in seed, crop protection, crop nutrient products, merchandise and agronomic services. As of January 1, 2018, we had approximately 1,500 retail locations across North America, Australia and South America, with over 3,300 crop advisors.

•	The retail market is comprised primarily of sales directly to farm customers, but also includes wholesale sales of crop protection products to other retail operations. Retail operations offer farmers a complete range of seed, liquid and dry fertilizer products, primary crop protection products including herbicides, insecticides, fungicides, specialty nutrition products and biological crop supplement, as well as a range of related services including Echelon™ precision agriculture.

•	We have 1,000 retail locations in North America under the name Crop Production Services (CPS) and Crop Production Services Canada, including approximately 800 branches, which are facilities supporting a specific market area and customer base, and approximately 380 satellites, which are used to position equipment and product to specific markets and customers in support of a branch. In South America, we have 69 retail locations under the names Agroservicios Pampeanos (ASP) and Utilfertil in Argentina, Chile, Uruguay and Brazil. In Australia, we have 191 retail locations under the name Landmark.

2.	Potash: Our potash operations include the mining and processing of potash, which is predominantly used as fertilizer. We own and operate six relatively lower-cost potash operations in Saskatchewan and own one potash operation in New Brunswick (currently kept in care-and-maintenance mode since January 2016), totaling more than 22 million tonnes of annual nameplate capacity. We export potash internationally through our interest in Canpotex Limited — an industry association now owned by Nutrien and The Mosaic Company and tasked with marketing potash sold outside of Canada and the United States.

3.	Nitrogen: Our nitrogen operations involve the production of nitrogen fertilizers and nitrogen feed and industrial products, including ammonia, urea, diesel emission fluid, nitrogen solutions, ammonium nitrate and nitric acid. We are the third largest global nitrogen producer with close to 11 million tonnes of nitrogen product sold annually. We own 15 nitrogen production facilities in Canada, Georgia, Louisiana, Ohio, Washington and Trinidad. We also have significant equity interests in nitrogen facilities in Argentina and Egypt, through our 50% equity interest in Profertil S.A. and 26% equity interest in MISR Fertilizers Production Company S.A.E. Our nitrogen capacity places us among the world’s top three publicly traded nitrogen producers by volume.

4.	Phosphate and Sulfate: Our phosphate operations include the manufacture and sale of solid and liquid phosphate fertilizers, phosphate feed, ammonium sulfate, and industrial acid, which is used in agricultural and industrial processes. We are the second-largest North American phosphate producer with over three million tonnes of phosphate products sold annually. We have phosphate mines and mineral processing plant facilities in Florida and North Carolina. We also have four phosphate feed plants in the United States and one in Canada and produce phosphoric acid at our Geismar, Louisiana facility.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The following sets forth the terms and provisions of our existing capital. The particular terms and provisions of the Common Shares and/or Preferred Shares offered by a prospectus supplement and the extent to which these general terms and provisions apply will be described in such prospectus supplement. Our authorized capital consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series. As at March 9, 2018, 641,187,167 Common Shares were issued and outstanding, and no Preferred Shares were outstanding.

Common Shares

Each Common Share entitles the holder to: (i) vote at all meetings of holders of Common Shares (except meetings at which only holders of a specified class or series of shares of Nutrien are entitled to vote as provided in the CBCA) and one vote for each Common Share held on all polls taken at such meetings; (ii) receive, subject to the rights and holders of another class of shares of Nutrien, any dividend declared by the directors of Nutrien from time to time, in their absolute discretion, in accordance with applicable law; and (iii) receive, subject to the rights of holders of another class or series of shares of Nutrien, the remaining property of Nutrien on the liquidation, dissolution or winding up of Nutrien or any other distribution of the assets of Nutrien for the purposes of winding up its affairs, whether voluntary or involuntary. There are no pre-emptive or conversion rights attaching to the Common Shares and the Common Shares are not subject to redemption. All Common Shares currently outstanding and to be outstanding upon exercise of outstanding options and other Securities, as applicable, are, or will be, fully paid and non-assessable.

Our by-laws provide for certain rights of holders of our Common Shares in accordance with the provisions of the CBCA. Such by-laws may be amended either by a majority vote of the holders of Common Shares or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of our shareholders whereupon the by-law amendment must be confirmed, confirmed as amended or rejected by a majority vote of the shareholders voting on such matter.

The particular terms of each issue of Common Shares, including the number of Common Shares being offered and the price at which the Common Shares will be offered or the manner in which the offering price will be determined (in the event the offering is a non-fixed price distribution), will be described in the related prospectus supplement.

Preferred Shares

Preferred Shares may be issued at any time and from time to time in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by the board of directors of Nutrien. Subject to the CBCA, the board of directors of Nutrien may fix, before the issue thereof, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares.

The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of property in the event of the liquidation, dissolution or winding-up of Nutrien or any other distribution of assets of Nutrien for the purposes of winding up its affairs, whether voluntary or involuntary, rank on a parity with the Preferred Shares of every other series and shall be entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of property in the event of the liquidation, dissolution or winding-up of Nutrien, whether voluntary or involuntary, and may also be given such other preferences over the Common Shares and any other shares of Nutrien ranking junior to the Preferred Shares as may be determined by the board of directors.

The holders of the Preferred Shares shall not be entitled (except as specifically provided in the rights, privileges, restrictions and conditions attaching to any series of Preferred Shares and except as provided in the CBCA) to receive notice of or attend any meeting of the holders of Common Shares or to vote at any such meeting for any purpose.

The provisions attaching to the Preferred Shares as a class may be added to, changed or removed, and the board of directors of Nutrien may create shares ranking prior to the Preferred Shares, only with the approval of the holders of the Preferred Shares as a class, any such approval to be given by the holders of not less than 66-2/3 percent of the Preferred Shares in writing by the registered holders or by resolution at a meeting of such holders.

The specific terms of a series of Preferred Shares will be described in the related prospectus supplement and will supplement and, if applicable, may modify or replace the general terms described in this section. Thus, the statements made in this section may not apply to a particular series of Preferred Shares.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

This section describes the general terms that will apply to any Subscription Receipts that may be offered by us pursuant to this prospectus. We may issue Subscription Receipts that entitle the holder to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Preferred Shares, Debt Securities or Share Purchase Contracts. Subscription Receipts may be offered separately or together with other Securities. The Subscription Receipts will be issued under a subscription receipt agreement.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. The following sets forth certain general terms and provisions of the Subscription Receipts offered under this prospectus. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable prospectus supplement. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by us with security regulatory authorities in Canada and with the SEC after it has been entered into by us.

The particular terms of each issue of Subscription Receipts will be described in the related prospectus supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered or the manner in which the offering price will be determined (in the event the offering is a non-fixed price distribution);

•	the procedures for the exchange of the Subscription Receipts into Common Shares, Preferred Shares, Debt Securities or Share Purchase Contracts, as the case may be;

•	the number of Common Shares, Preferred Shares, Debt Securities or Share Purchase Contracts, as the case may be, that may be exchanged upon exercise of each Subscription Receipt;

•	the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security;

•	the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	the material tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Pursuant to the subscription receipt agreement, original purchasers of Subscription Receipts will have a contractual right of rescission against Nutrien in respect of the conversion, exchange or exercise of such Subscriptions Receipts, as the case may be. The contractual right of rescission will entitle such original purchasers to receive the amount paid for the Subscription Receipts or upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, as applicable, in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the Subscription Receipts under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the Subscription Receipts under this prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 137 of the Securities Act, 1988 (Saskatchewan), and is in addition to any other right or remedy available to original purchasers under section 137 of the Securities Act, 1988 (Saskatchewan) or otherwise at law. Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation may be limited. See “Statutory Rights of Withdrawal and Rescission”.

DESCRIPTION OF DEBT SECURITIES

In this section only, “we”, “us”, “our” or “Nutrien” refer only to Nutrien Ltd. excluding, unless otherwise stated or the context otherwise requires, its subsidiaries, any partnerships involving Nutrien Ltd. or any of its subsidiaries, or any of our significant equity investments and joint ventures.

The Debt Securities will be issued under an indenture (the “Indenture”) to be entered into between Nutrien and The Bank of New York Mellon, as trustee (the “Trustee”). The Indenture will be subject to and will be governed by the CBCA and, consequently, will be exempt from certain provisions of the U.S. Trust Indenture Act of 1939, as amended, by virtue of Rule 4d-9 thereunder. The Debt Securities of any series issued under the Indenture, including any series of Debt Securities issued pursuant to an applicable prospectus supplement, are referred to in this prospectus as “Indenture Securities”.

The terms and conditions applicable to a series of Debt Securities will be established in accordance with the requirements of the Indenture for the specific Debt Securities and contained in the applicable prospectus supplement.

A copy of the form of Indenture is filed as an exhibit to the registration statement on Form F-10 with respect to the Securities. The following is a summary only of important provisions and definitions of the Indenture and the Debt Securities which describes certain general terms and provisions of the Debt Securities and is not intended to be complete. We urge you to review the form of Indenture carefully before making a decision to purchase any Debt Securities because it is the Indenture, and not this summary, that governs your rights as a holder of our Debt Securities. See “Where You Can Find More Information” for details concerning how you may obtain a copy of the registration statement on Form F-10, including the form of Indenture filed as an exhibit thereto.

General

The Indenture does not limit the aggregate principal amount of Debt Securities that we may issue under the Indenture. The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated in U.S. dollars or any foreign currency. Specific Canadian and U.S. federal income tax considerations applicable to any of the Debt Securities denominated in a currency other than U.S. dollars will be described in the prospectus supplement relating to any offering of securities denominated in a currency other than U.S. dollars. Unless otherwise provided in the applicable prospectus supplement, a series of Debt Securities may be reopened from time to time for issuance of additional Debt Securities of such series.

The applicable prospectus supplement will set forth the specific terms of a series of Debt Securities being offered by us and may include any or all of the following:

(a)	the specific designation of the Debt Securities of such series;

(b)	any limit upon the aggregate principal amount of the Debt Securities of such series;

(c)	the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of the Debt Securities of such series will be payable;

(d)	the rate or rates at which the Debt Securities of such series will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue, or the method by which such date or dates will be determined and on which such interest will be payable and the regular record date, if any, for the payment of interest on Debt Securities of a series in registered form, or the method by which such date or dates will be determined, and the basis upon which interest shall be calculated if other than on the basis of a 360 day year of twelve 30 day months;

(e)

the place or places, if any, other than the office of an affiliate of the Trustee, where the principal of (and premium, if any, on) and any interest on the Debt Securities of a series will be payable and where

Debt Securities in registered form may be surrendered for registration of transfer and where Debt Securities may be surrendered for exchange and, if different than the location specified in the Indenture, the place or places where notices or demands to or upon us in respect of the Debt Securities of a series and the Indenture may be served;

(f)	the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which the Debt Securities of a series may be redeemed, in whole or in part, at our option if we are to have that option;

(g)	our obligation, if any, to redeem, repay or purchase Debt Securities of a series pursuant to any sinking fund provision or at the option of the holder, and the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which Debt Securities of a series will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(h)	if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which any registered Debt Securities of a series will be issuable and, if other than denominations of $5,000, the denomination or denominations in which any bearer Debt Securities of a series will be issuable;

(i)	if other than the Trustee, the identity of each security registrar and/or paying agent;

(j)	if other than the principal amount thereof, the portion of the principal amount of Debt Securities of a series that will be payable upon acceleration of the maturity thereof upon the occurrence of an event of default or the method by which such portion shall be determined;

(k)	if other than U.S. dollars, the currency in which payment of the principal of (and premium, if any, on) or interest, if any, on the Debt Securities of a series shall be payable or in which the Debt Securities of a series shall be denominated and the particular provisions applicable thereto;

(l)	whether the amount of payments of principal of (and premium, if any, on) or interest, if any, on the Debt Securities of a series may be determined with reference to an index, formula or other method, and the manner in which such amounts shall be determined;

(m)	whether the principal of (and premium, if any, on) or interest, if any, on the Debt Securities of a series are to be payable, at our election or at the election of a holder thereof, in a currency other than that in which the Debt Securities of a series are denominated or stated to be payable, the period or periods within which and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which the Debt Securities of a series are denominated or stated to be payable and the currency in which such Debt Securities of a series are to be so payable;

(n)	the designation of the initial exchange rate agent for a series of Debt Securities, if any;

(o)	any provisions in modification of, in addition to or in lieu of the defeasance provisions set forth in the Indenture that shall be applicable to the Debt Securities of a series;

(p)	any provisions granting special rights to the holders of Debt Securities of a series upon the occurrence of such events as may be specified;

(q)	any deletions from, modifications of or additions to the events of default or any of our covenants with respect to the Debt Securities of a series;

(r)	whether Debt Securities of a series are to be issued as registered securities, bearer securities (with or without coupons) or both; whether any Debt Securities of a series are to be issued in global form and, if so, the identity of the initial depository therefor;

(s)	the date as of which any bearer Debt Securities of a series and any temporary global Debt Security representing outstanding Debt Securities of a series will be dated;

(t)	the person to whom any interest on registered Debt Securities of a series shall be payable, if other than the person in whose name the Debt Securities are registered at the close of business on the regular record date for such interest and the manner in which, or the person to whom, interest on any bearer Debt Securities of a series shall be payable;

(u)	if Debt Securities of a series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

(v)	if other than as described herein, whether and under what circumstances we will pay Additional Amounts (as defined herein) on the Debt Securities of a series in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities rather than pay such Additional Amounts;

(w)	if the Debt Securities of a series are to be subordinated to other of our obligations, the terms of the subordination and any related provisions;

(x)	whether the Debt Securities of a series will be convertible into securities or other property, including our Common Shares or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at our option or otherwise, the terms and conditions relating to conversion of such Debt Securities, and any other provisions relating to the conversion of such Debt Securities;

(y)	whether we will undertake to list the Debt Securities of a series on any securities exchange or automated interdealer quotation system; and

(z)	any other terms, conditions, rights and preferences (or limitations on such rights and preferences) relating to the Debt Securities of a series.

We reserve the right to set forth in a prospectus supplement specific terms of the Debt Securities that are not within the parameters set forth in this prospectus. In addition, to the extent that any particular terms of the Debt Securities described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such Debt Securities.

Ranking

Unless otherwise indicated in any applicable prospectus supplement, the Debt Securities will be our unsecured obligations and will rank pari passu as to priority of payment with all of our other outstanding unsecured and unsubordinated debt. We are a holding company that conducts our business through subsidiaries. Accordingly, the Debt Securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries. See “Risk Factors — The Debt Securities will be structurally subordinated to certain indebtedness of our subsidiaries”.

Unless otherwise specified in the applicable prospectus supplement, other than the restriction on liens set forth in the Indenture and described below, the Indenture does not contain any covenants or other provisions designed to afford holders of Debt Securities protection in the event of a highly leveraged transaction involving us or any of our subsidiaries.

Form, Exchange and Transfer

A series of Debt Securities may be issued solely as registered securities, solely as bearer securities or as both registered and bearer securities. The Indenture also provides that a series of Debt Securities may be issuable in global form.

A prospectus supplement may indicate the places to register a transfer of Debt Securities. No service charge will be made for any registration of transfer or exchange of Securities, but we may, in certain circumstances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

(a)	issue, register the transfer of or exchange any series of our Debt Securities during a period beginning at the opening of business 15 days before any selection for redemption of securities of that series and ending at the close of business on (i) if the series of our Debt Securities are issuable only as registered securities, the day of mailing of the relevant notice of redemption and (ii) if the series of our Debt Securities are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if the series of our Debt Securities are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

(b)	register the transfer of or exchange any registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any registered Debt Security being redeemed in part;

(c)	exchange any bearer Debt Security selected for redemption, except that, to the extent provided with respect to such bearer Debt Security, such bearer security may be exchanged for a registered Debt Security of that series and like tenor, provided that such registered Debt Security shall be simultaneously surrendered for redemption; or

(d)	issue, register the transfer of or exchange any of our Debt Securities which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Payment

Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any, and interest, if any, and Additional Amounts, if any, on) our Debt Securities will be made at the office or agency of the Trustee.

Unless otherwise indicated in the applicable prospectus supplement, payment of any interest will be made to the persons in whose name our Debt Securities are registered at the close of business on the day or days specified by us.

Global Securities

A series of our Debt Securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for our Debt Securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of our Debt Securities to be represented by a global security may be described in a prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of our Debt Securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of our Debt Securities or by us if such Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). Purchasers of Debt Securities are cautioned that the laws of some states in the United States require that certain purchasers of securities have the ability to take physical delivery of such Debt Securities in definitive form.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the global security for all purposes under the Indenture. Unless otherwise specified in the applicable prospectus supplement for a series of Debt Securities, owners of beneficial interests in a global security will not be entitled to have a series of our Debt Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of our Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

Any payments of principal, premium, if any, and interest on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such Debt Securities. Neither we, the Trustee nor any paying agent for our Debt Securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. We urge you to read the Indenture for the full definition of all such terms.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible or exchangeable for capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated)), warrants or other options to purchase any thereof.

“Consolidated Net Tangible Assets” means, at any date, the gross book value as shown by our accounting books and records of all property (both real and personal) of Nutrien and its Subsidiaries, determined on a consolidated basis in accordance with Canadian generally accepted accounting principles (including appropriate deductions for any minority interests in the property of our Subsidiaries), less (a) the gross book value of all our licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (b) gross Debt discount and expense, (c) all reserves for depreciation, obsolescence, depletion and amortization of our properties, and (d) all other proper reserves which in accordance with Canadian generally accepted accounting principles should be provided for in connection with the business conducted by Nutrien and its Subsidiaries.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed,

(ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every capital lease obligation of such Person determined in accordance with Canadian generally accepted accounting principles, and (vi) every obligation of the type referred to in the foregoing clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or secured or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, secure, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to Canadian generally accepted accounting principles, or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in Canadian generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Non-Recourse Debt” means Debt to finance the creation, development, construction, acquisition or improvement of properties or assets and any increases in or extensions, renewals, refinancings, replacements or refundings of such Debt, provided that the recourse of the lender thereof (including any agent, trustee, receiver or other Person acting on behalf of such lender) in respect of such Debt is limited in all circumstances to the properties or assets created, developed, constructed or acquired in respect of which such Debt has been incurred and to the receivables, inventory, equipment, chattel paper, contracts, intangibles and other assets, rights or collateral connected with the properties or assets so created, developed, constructed, acquired or improved.

“Person” means any individual, corporation, partnership, association, trust, or any other entity or organization, including a government or any agency or political subdivision or instrumentality thereof.

“Principal Property” means (a) any real property interest, including any mining claims and leases, and any manufacturing plants, distribution facilities, warehouses or other improvements thereon, owned or leased by us or any Subsidiary of ours, whether owned or leased as of the date of the Indenture or thereafter, the gross book value of which (when combined with any property in proximity thereto which is an integral part of the same project) exceeds five percent of Consolidated Net Tangible Assets, other than any real property interest or any manufacturing plant, distribution facility, warehouse or other improvements thereon which our board of directors by resolution declares are not material to the total business conducted by us and our Subsidiaries as an entirety and which, when taken together with all other real property interests and any manufacturing plants, distribution facilities, warehouses or other improvements thereon as to which such declaration has been so made, is so declared by our board of directors to be not of material importance to the total business conducted by us and our Subsidiaries as an entirety and (b) any of the Capital Stock or debt securities issued by any of our Significant Subsidiaries.

“Significant Subsidiary” of a Person means a Subsidiary of such Person that constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the U.S. Exchange Act.

“Subsidiary” of a Person means (i) any corporation, association, or other business entity (other than a partnership) more than 50 percent of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity more than 50 percent of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, “securities having ordinary voting power” means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Covenants

Limitation on Liens

The Indenture provides that we will not, and will not permit any Subsidiary of ours to, Incur any Debt if such Debt is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any Principal Property, without in any such case effectively providing that the Indenture Securities shall be secured equally and ratably with (or, including in the event such Debt is subordinate in right of payment to the Indenture Securities, prior to) such Debt for so long as such Debt shall be so secured; provided, however, that the foregoing restrictions shall not apply to mortgages on or with respect to property that is not Principal Property or to:

(a)	mortgages existing on the date the Indenture Securities are originally issued or mortgages provided for under the terms of agreements existing on such date;

(b)	mortgages on any property acquired, constructed or improved by us or any Subsidiary of ours after the date of the Indenture that are created or assumed contemporaneously with or within one year after such acquisition, construction or improvement to secure or provide for the payment of all or part of the purchase price or cost of construction thereof or of improvements thereon (or to secure any Debt Incurred by us or a Subsidiary of ours for the purpose of financing all or a part of the purchase price or cost of construction thereof or of improvements thereon);

(c)	existing mortgages on property acquired (including mortgages on any property acquired from a Person that is consolidated or amalgamated with or merged with or into us or a Subsidiary of ours) or mortgages outstanding at the time any Person becomes a Subsidiary of ours that are not Incurred in connection with such entity becoming a Subsidiary of ours;
(d)	mortgages in favour of us or any Subsidiary of ours;

(e)	mortgages on any property in favour of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract, statute or other legal requirement;

(f)	mortgages on any property to secure asset retirement, reclamation or similar obligations, or to secure penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters;

(g)	mortgages in connection with Debt which, by its terms, is Non-Recourse Debt to us or any Subsidiary of ours;

(h)	any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any mortgage referred to in any foregoing clause (a), (b), (c), (d), (e), (f) or (g); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal, refinancing, replacement or refunding, together with the reasonable costs (including without limitation any premiums or make-whole payments) related to such extension, renewal, refinancing, replacement or refunding, and that security for such extension, renewal, refinancing, replacement or refunding shall be limited to all or a part of the property that secured the mortgage so extended, renewed, refinanced, replaced or refunded (plus improvements on such property); and

(i)	any mortgage which would otherwise be subject to the foregoing restrictions; provided, however, that the aggregate principal amount of the Debt so secured, together with the aggregate principal amount of other Debt secured by mortgages then outstanding (excluding Debt secured by mortgages permitted under the foregoing exceptions and any obligation existing on the date the Indenture Securities are originally issued that becomes Debt after such date solely due to a change in Canadian generally accepted accounting principles) would not then exceed 15 percent of Consolidated Net Tangible Assets;

provided, further, that “mortgages” shall not include:

A.	mortgages for taxes and other governmental assessments, including utility charges and vault rentals (i) which are not yet delinquent, or (ii) which are being contested in good faith;

B.	carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, brokers’ or other like mortgages arising or incurred in the ordinary course of business;

C.	attachment or judgment mortgages not giving rise to a default or an event of default and which are being contested in good faith;

D.	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

E.	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

F.	easements, rights of way, restrictions, development orders, plats and other similar encumbrances.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not amalgamate or consolidate with or merge into any other Person, or convey, transfer or lease, or permit one or more of our Significant Subsidiaries to convey, transfer or lease, all or substantially all of our property and assets, on a consolidated basis, to any Person unless (i) either we are the continuing entity or such Person assumes by supplemental indenture all of our obligations under the Indenture (including the Debt Securities), (ii) immediately after the transaction no default or event of default shall exist, (iii) the surviving entity or such Person is an entity organized and validly existing under the laws of Canada or any province thereof, the United States, any state thereof or the District of Columbia, or any of Australia, France, Germany, Norway or the United Kingdom, and (iv) we or such Person shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the relevant provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been complied with. In addition, no such amalgamation, consolidation, merger or transfer may be made if, as a result thereof, any property or assets of ours or any Subsidiary would become subject to any mortgage or other encumbrance securing Debt, unless such mortgage or other encumbrance could be created pursuant to the provisions described under “Limitation on Liens” above without equally and ratably securing the Indenture Securities or unless the Indenture Securities are secured equally and ratably with, or prior to, the Debt secured by such mortgage or other encumbrance.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the Indenture provides that, at our option, we will be discharged from any and all obligations in respect of any of the Indenture Securities outstanding thereunder (except with respect to the authentication, transfer, exchange or replacement of such Indenture Securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture), upon irrevocable deposit with the Trustee, in trust, of money and/or government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and each instalment of interest and any mandatory sinking fund payments or analogous payments on the outstanding Indenture Securities of such series (“Defeasance”). Such trust may only be established if among other things:

(a)

we have delivered to the Trustee an opinion of counsel in the United States stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of outstanding Indenture Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United State federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(b)	we have delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of outstanding Indenture Securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Defeasance and will be subject to Canadian federal, provincial or territorial income tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of Indenture Securities include holders who are not resident in Canada);

(c)	no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing;

(d)	we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada);

(e)	we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust created to be subject to the United States Investment Company Act of 1940, as amended; and

(f)	other customary conditions precedent are satisfied.

We may exercise our Defeasance option notwithstanding a prior exercise of the Covenant Defeasance option described in the following paragraph if we meet the conditions described in the preceding sentence at the time we exercise the Defeasance option.

Unless otherwise indicated in the applicable prospectus supplement, the Indenture provides that, at our option, unless and until we have exercised our Defeasance option described in the preceding paragraph, we may be released with respect to the Indenture Securities, from the “Limitation on Liens” covenant, the “Consolidation, Merger and Sale of Assets” covenant and certain other covenants, and such omission shall not be deemed to be an event of default under the Indenture and the Indenture Securities outstanding thereunder upon irrevocable deposit with the Trustee, in trust, of money and/or government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and each instalment of interest and any mandatory sinking fund payments or analogous payments on the outstanding Indenture Securities of such series (“Covenant Defeasance”). If we exercise the Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the events of default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things:

(a)	we have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of outstanding Indenture Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(b)	we have delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of outstanding Indenture Securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the Indenture Securities include holders who are not resident in Canada);

(c)	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing;

(d)	we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada);

(e)	we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and

(f)	other customary conditions precedent are satisfied.

Events of Default

The Indenture provides that the following shall constitute events of default with respect to Indenture Securities of any series:

(a)	default in the payment of any interest or Additional Amounts (as defined below) on the Indenture Securities of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)	default in the payment of the principal of (or any premium on) any Indenture Security of such series at maturity;

(c)	default in the deposit of any sinking fund payment when the same becomes due by the terms of the Indenture Securities of such series at maturity;

(d)	breach or default in the performance of any other covenant or agreement of ours in the Indenture applicable to Indenture Securities of such series, which continues for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25 percent in principal amount of all outstanding Indenture Securities affected thereby;

(e)	certain events in bankruptcy, insolvency or reorganization of us or any Subsidiary of ours which constitutes a Significant Subsidiary; and

(f)	any other events of default provided with respect to the Indenture Securities of such series.

If an event of default described in clause (a), (b) or (c) above occurs and is continuing with respect to Indenture Securities of any series, then in every such case the Trustee or the holders of not less than 25 percent in principal amount of outstanding Indenture Securities of that series may declare the principal amount (or, if the Indenture Securities of that series are original issue discount Indenture Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Indenture Securities of that series and all interest thereon to be due and payable immediately, by notice in writing to us (and to the Trustee if given by holders), and upon any such declaration the same shall become immediately due and payable.

If an event of default described in clause (d) or (f) above occurs and is continuing with respect to Indenture Securities of one or more series, then in every such case the Trustee or the holders of not less than 25 percent in principal amount of the outstanding Indenture Securities of all series affected thereby (as one class) may declare the principal amount (or, if any of the Indenture Securities of such affected series are original issue discount Indenture Securities or indexed Indenture Securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Indenture Securities of such affected series and all interest thereon to be due and payable immediately, by notice in writing to us (and to the Trustee if given by holders), and upon any such declaration the same shall become immediately due and payable.

If an event of default described in clause (e) above occurs and is continuing, then in every such case the Trustee or the holders of not less than 25 percent in principal amount of all outstanding Indenture Securities (as one class) may declare the principal amount (or, if the Securities of any series are original issue discount Indenture

Securities or indexed Indenture Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Indenture Securities and all interest thereon to be due and payable immediately, by notice in writing to us (and to the Trustee if given by holders), and upon any such declaration the same shall become immediately due and payable.

However, at any time after a declaration of acceleration with respect to the outstanding Indenture Securities of one or more series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Indenture Securities of such series, by written notice to us and the Trustee, may, under certain circumstances, rescind and annul such acceleration.

The Indenture provides that the Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee indemnity satisfactory to the Trustee. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding Indenture Securities of all series affected by an event of default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Indenture Securities of all series affected by such event of default.

No holder of an Indenture Security of any series will have any right to institute any proceedings with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing event of default with respect to the Indenture Securities of that series, (b) the holders of at least 25 percent in principal amount of the outstanding Indenture Securities of all series affected by such event of default (as one class) have made written request, and such holder or holders have offered the Trustee indemnity satisfactory to the Trustee to institute such proceedings as trustee and (c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series affected by such event of default (as one class) a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by the holder of an Indenture Security for the enforcement of payment of the principal of, or any premium or interest on, such Indenture Security on or after the applicable due date specified in such Indenture Security.

We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Additional Amounts

All payments made by us under or with respect to the Indenture Securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If we are so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Indenture Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder (such holder, an “Excluded holder”):

(a)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada) (the “Income Tax Act”) at the time of making such payment;

(b)	which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of Indenture Securities or the receipt of payments thereunder;

(c)	which is subject to such Taxes by reason of the holder’s failure to comply with any reasonable written request, made to the holder in writing at least 30 days before any such withholding or deduction would be payable, by us or any paying agent to timely provide certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding from, such Taxes;

(d)	which would not have been subject to such Taxes but for such holder’s failure to present the Indenture Securities within 30 days after the date on which such payments became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent the holder would have been entitled to Additional Amounts had such Indenture Securities been presented on the last day of such 30-day period);

(e)	which is subject to such Taxes to the extent such Taxes are estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(f)	which is a fiduciary, a partnership or a person other than the sole beneficial owner of any such payment, if such Taxes would not have been imposed had the beneficiary or settlor with respect to such fiduciary, a member of such partnership or other beneficial owner of the payment been the holder of the Indenture Security;

(g)	which is a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Income Tax Act) of us or at any time not dealing at arm’s length (within the meaning of the Income Tax Act) with a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act) of us as a consequence of the payment being deemed to be a dividend under the Income Tax Act; or

(h)	which is subject to such Taxes by reason of any combination of (a) through (g) above.

We will also (x) make such withholding or deduction and (y) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the holders of the Indenture Securities, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us. In the event we fail to adequately remit to the appropriate taxing authority Taxes in respect of which Additional Amounts are payable, we will indemnify and hold harmless each holder (other than an Excluded holder) and upon written request reimburse each such holder for the amount of (A) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Indenture Securities, (B) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (C) any Taxes imposed with respect to any reimbursement under (A) or (B), but excluding any such Taxes on such holder’s net income.

At least 30 days prior to each date on which any payment under or with respect to the Indenture Securities is due and payable, if we will be obligated to pay Additional Amounts with respect to such payment, we will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Wherever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to an Indenture Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

Each series of notes will be subject to redemption as a whole, but not in part, at our option at any time, on not less than 30 nor more than 60 days’ prior written notice, at 100% of the principal amount, together with accrued interest thereon to the redemption date, in the event we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the applicable series of notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), any change in any official position regarding the application or interpretation of such laws or regulations, or a judicial decision rendered by a court of competent jurisdiction (whether or not made, taken or reached in respect of us), which change is announced or becomes effective on or after the date of the applicable prospectus supplement; provided that we determine, in our business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to us (not including substitution of the obligor under such notes).

Modification of the Indenture and Waiver

Modification and amendment of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Indenture Securities of all series affected by such modification or amendment (as one class); provided that no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security of such affected series: (i) change the stated maturity of the principal of (and premium, if any), or any instalment of interest on, such outstanding Indenture Security; (ii) reduce the principal of (and premium, if any), or any instalment of interest on, such outstanding Indenture Security; (iii) reduce the amount of the principal of such outstanding Indenture Security payable upon the acceleration of the maturity thereof; (iv) change the place or currency of payment of principal of, or the premium, if any, or interest on, such outstanding Indenture Security; (v) impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof; (vi) reduce the percentage of outstanding Indenture Securities of such series necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or (vii) modify the foregoing requirements or reduce the percentage of outstanding Indenture Securities necessary to waive any past default or covenants except as otherwise specified.

The holders of a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of all holders of outstanding Indenture Securities of such series, may waive compliance by us with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in principal amount of outstanding Indenture Securities of all series with respect to which an event of default shall have occurred and be continuing, on behalf of the holders of all outstanding Indenture Securities of such series, may waive such event of default, except a default in the payment of principal, premium or interest.

Provision of Financial Information

The Indenture will provide that as long as any Indenture Securities are outstanding, we will file with the Trustee, within 15 days after we file the same with the SEC, copies of the annual reports and the information, documents and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The filing of such information, documents and reports with the SEC will constitute filing of such information, documents and reports with the Trustee.

Governing Law

The Indenture and Debt Securities will be governed by the laws of the State of New York.

Consent to Service

Under the Indenture, we will irrevocably appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Debt Securities and for actions brought under United States federal or state securities laws in any federal or state court located in the City of New York and submit to such jurisdiction.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

Nutrien may issue share purchase contracts, including contracts obligating holders to purchase from Nutrien, and Nutrien to sell to the holders, a specified number of Common Shares or Preferred Shares, at a future date or dates, or similar contracts issued on a “prepaid” basis (in each case, “Share Purchase Contracts”). The price per Common Share or Preferred Share, as the case may be, and the number of Common Shares or Preferred Shares, as the case may be, may be fixed at the time Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in Share Purchase Contracts. Share Purchase Contracts will require the purchase price to be paid either at the time Share Purchase Contracts are issued or at a specified future date. Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. Share Purchase Contracts also may require Nutrien to make periodic payments to the holders of Share Purchase Contracts or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or a deferred basis.

Share Purchase Contracts may be issued separately or as part of Units consisting of a Share Purchase Contract and any other Securities or beneficial interest in debt securities, preferred shares or debt obligations of third parties, including but not limited to U.S. treasury securities, and may or may not secure holders’ obligations to purchase Common Shares or Preferred Shares, as the case may be, thereunder.

The particular terms of each issue of Share Purchase Contracts will be described in the related prospectus supplement. This description will include, where applicable:

•	whether Share Purchase Contracts obligate the holder to purchase or sell, or both purchase and sell, Common Shares or Preferred Shares, as the case may be, and the nature and amount of each of these securities, or the method of determining those amounts;

•	whether Share Purchase Contracts are to be prepaid or not or paid in instalments;

•	any conditions upon which the purchase or sale will be contingent and the consequences if such conditions are not satisfied;

•	whether Share Purchase Contracts are to be settled by delivery, or by reference or linkage to the value or performance of Common Shares or Preferred Shares, as the case may be;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of Share Purchase Contracts;

•	the date or dates on which the sale or purchase must be made, if any;

•	whether Share Purchase Contracts will be issued in fully registered or global form;

•	designation and terms of any other securities with which Share Purchase Contracts will be offered, if any;

•	material tax consequences of owning Share Purchase Contracts; and

•	any other material terms and conditions of Share Purchase Contracts, including, without limitation, transferability and adjustment terms and whether Share Purchase Contracts will be listed on a stock exchange.

The description of Share Purchase Contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the applicable Share Purchase Contracts and any collateral, depositary or custodial arrangements, as the case may be, relating to Share Purchase Contracts.

Original purchasers of Share Purchase Contracts will have a contractual right of rescission against Nutrien in respect of the conversion, exchange or exercise of such Share Purchase Contracts, as the case may be. The contractual right of rescission will entitle such original purchasers to receive the amount paid for the Share

Purchase Contracts or upon conversion, exchange or exercise, upon the surrender of underlying securities gained thereby, as the case may be, in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the Share Purchase Contracts under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the Share Purchase Contracts under this prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 137 of the Securities Act, 1988 (Saskatchewan), and is in addition to any other right or remedy available to original purchasers under section 137 of the Securities Act, 1988 (Saskatchewan) or otherwise at law. Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation may be limited. See “Statutory Rights of Withdrawal and Rescission”.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other Securities described in this prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a Unit is issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units; and

•	whether the Units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any Units. The preceding description and any description of Units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the Unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Units.

CONSOLIDATED CAPITALIZATION

Nutrien was formed on June 2, 2017 for the sole purpose of participating in the Arrangement. Prior to January 1, 2018, the effective date of the Arrangement, Nutrien did not carry on any business other than in connection with completion of the Arrangement. As at December 31, 2017, Nutrien had no assets other than it held then outstanding shares of Agrium AcquisitionCo ULC and PotashCorp AcquisitionCo ULC and had 200 Common Shares outstanding (the “Initial Common Shares”), 100 of which were owned by Agrium and 100 of which were owned by PotashCorp and had no liabilities other than immaterial ordinary course trade payables in connection with the completion of the Arrangement. Pursuant to the Arrangement, the Initial Common Shares were cancelled without any payment in respect thereof.

The Arrangement was completed effective January 1, 2018 and the following table sets forth the consolidated capitalization of Nutrien as at December 31, 2017 on as adjusted basis after giving effect to the Arrangement. You should read the following table in conjunction with the Nutrien Financial Statements, Agrium Financial Statements, PotashCorp Financial Statements and the pro forma condensed combined financial information of Nutrien included in the Nutrien BAR, all of which are incorporated by reference into this prospectus. Except as set forth below, there has been no material change in our outstanding indebtedness or share capitalization since December 31, 2017.

Designation	As at December 31, 2017 (as adjusted, after giving effect to the Arrangement)
(U.S.$ millions)(1)(8)
Short-term debt(2)(3)(4)(5)(6)(7)	1,597
Long-term debt(9)	8,641
Shareholders’ equity(10)	27,187

Notes:

(1)	For the purposes of this table and the following notes, all Canadian dollar amounts have been converted to U.S. dollars using the daily average exchange rate at December 29, 2017 of Cdn.$1.00 = U.S.$0.7971.
(2)	As of March 9, 2018, we had outstanding commercial paper in the aggregate amount of U.S.$1.391 billion pursuant to Agrium’s and PotashCorp’s commercial paper programs.
(3)	Agrium has a syndicated unsecured multi-jurisdictional revolving credit facility, consisting of North American and Australian tranches (the “Agrium Revolving Credit Facility”). The Agrium Revolving Credit Facility comprises a U.S.$2.5 billion credit facility available to Agrium, which matures on December 20, 2020, subject to extension by the lenders. The Agrium Revolving Credit Facility supports outstanding commercial paper as described in note (2) above. PotashCorp has a syndicated unsecured revolving credit facility (the “PotashCorp Revolving Credit Facility”). The PotashCorp Revolving Credit Facility comprises a U.S.$3.5 billion credit facility available to PotashCorp, which matures on May 31, 2020, subject to extension by the lenders. The PotashCorp Revolving Credit Facility supports outstanding commercial paper as described in note (2) above.
(4)	Agrium has a U.S.$500 million securitization facility which matures November 15, 2019. As at December 31, 2017, the facility was unutilized.
(5)	PotashCorp has a U.S.$75 million unsecured line of credit available through August 2018. As at December 31, 2017, the line of credit was nearly unutilized.
(6)	Certain of Agrium’s subsidiaries in South America, including Agroservicios Pampeanos S.A and Utilfértil Indústria E Comércio De Fertilizantes Ltda., have U.S.$211 million of available credit facilities, of which U.S.$60 million is guaranteed by Agrium and/or Agrium U.S. Inc. The utilized balance as at December 31, 2017 was approximately U.S.$161 million.
(7)	Agrium Europe S.A. and certain of its subsidiaries have, collectively, an aggregate of U.S.$240 million of available credit facilities, of which U.S.$240 million is guaranteed by Agrium. The utilized balance as at December 31, 2017 was approximately U.S.$47 million.
(8)	Agrium has a U.S.$125 million letters of credit facility and PotashCorp has a U.S.$100 million letters of credit facility available, in each case, for operational and collateralization purposes. As at December 31, 2017, the aggregate utilized balance of these facilities was approximately U.S.$124 million.
(9)	As at December 31, 2017, on a pro forma consolidated basis after giving effect to the Arrangement, we had outstanding unsecured senior debentures and notes in the aggregate principal amount of U.S.$8,175 million, consisting of (A) unsecured senior debentures issued by Agrium in ten tranches: (i) U.S.$500 million 6.750% debentures due 2019; (ii) U.S.$500 million 3.150% debentures due 2022; (iii) U.S.$500 million 3.500% debentures due 2023; (iv) U.S.$550 million 3.375% debentures due 2025; (v) U.S.$125 million 7.800% debentures due 2027; (vi) U.S.$450 debentures 4.125% debentures due 2035; (vii) U.S.$300 million 7.125% debentures due 2036; (viii) U.S.$500 million 6.125% debentures due 2041; (ix) U.S.$500 million 4.900% debentures due 2043; and (x) U.S.$500 million 5.250% debentures due 2045, and (B) unsecured senior notes issued by PotashCorp in seven tranches: (i) U.S. $500 million 6.50% notes due 2019; (ii) U.S.$500 million 4.875% notes due 2020; (iii) U.S.$750 million 3.625% notes due 2024; (iv) U.S.$500 million 3.000% notes due 2025; (v) U.S.$500 million 4.000% notes due 2026; (vi) U.S.$500 million 5.875% notes due 2036; and (vii) U.S.$500 million 5.625% notes due 2040. The unsecured senior debentures and notes require Agrium and PotashCorp, as applicable, to comply with certain covenants.

(10)	Our authorized share capital consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in series. As at March 9, 2018, there were 641,187,167 Common Shares and no Preferred Shares outstanding.

EARNINGS COVERAGE RATIO

Information regarding earnings coverage ratios will be provided in the applicable prospectus supplement relating to an offering of Preferred Shares or Debt Securities, as required by applicable securities laws.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder.

The applicable prospectus supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code).

PLAN OF DISTRIBUTION

We may offer and sell Securities to or through one or more underwriters or dealers purchasing as principals, and may also issue and sell Securities directly to one or more purchasers, in accordance with applicable securities laws, or through agents. Underwriters may sell Securities to or through dealers. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the compensation payable to any underwriter, dealer or agent to us will be increased or decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriter, dealer or agent to us. Securities may be offered for cash or in exchange for outstanding securities or other assets.

In connection with the sales of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the U.S. Securities Act.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

A prospectus supplement will identify each underwriter, dealer or agent engaged and any fees or compensation payable to the underwriters, dealers or agents in connection with the offering and sale of a particular series or issue of Securities, and will also set forth the specific terms of the offering, including the public offering price (or the manner of determination thereof if offered on a non-fixed price basis) and the proceeds to us.

Under agreements which we may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification from us against certain liabilities, including liabilities arising out of any misrepresentation in this prospectus, any prospectus supplement or the documents incorporated by reference herein, other than liabilities arising out of any misrepresentation made by the underwriters, dealers or agents who participate in the offering of Securities. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In connection with any offering of Securities, the underwriters, dealers or agents may over allot or effect transactions intended to fix or stabilize the market price of such Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced or interrupted at any time during the distribution. Each series or issue of Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units will be a new issue of securities with no established market for trading. Unless otherwise indicated in the applicable prospectus supplement, we do not intend to list any of the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units on a national securities exchange. Any underwriters, dealers or agents to or through which Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units are sold by us for public offering and sale may make a market in such Securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given that a market for trading in Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units of any series or issue will develop or as to the liquidity of any such market for Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units, whether or not the Preferred Shares, Subscription Receipts, Debt Securities, Share Purchase Contracts or Units are listed on a national securities exchange.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds to us resulting from the issuance of Securities will be used by us to reduce our outstanding indebtedness, to finance future growth opportunities including acquisitions and investments, to finance our capital expenditures or for general corporate purposes. From time to time, we may issue debt securities and incur additional indebtedness other than through the issue of Securities pursuant to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters relating to Canadian law in connection with the issuance of Securities will be passed upon for us by Blake, Cassels & Graydon LLP, Calgary, Alberta, Canada, and Stikeman Elliott LLP, Toronto, Ontario, Canada and certain legal matters in connection with the issuance of Securities relating to U.S. law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, and Jones Day, New York, New York. As of the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, beneficially own, directly or indirectly, less than one percent of our outstanding securities of any class.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the CBCA. Most of our directors and officers, and most of the experts named in this prospectus and in the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the U.S. federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of the Securities under this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary at Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan S7K 7G3, (306) 933-8500.

The following documents, filed with the securities commission or similar authority in each of the provinces of Canada, are specifically incorporated by reference in, and form an integral part of, this prospectus:

(a)	the annual information form of Agrium dated February 20, 2018 for the year ended December 31, 2017 (“Agrium AIF”);

(b)	the annual information form of PotashCorp dated February 20, 2018 for the year ended December 31, 2017 (“PotashCorp AIF”);

(c)	our audited annual consolidated financial statements, consisting of our balance sheet as at December 31, 2017 and our statement of loss and comprehensive loss and shareholders’ deficit for the period from our incorporation on June 2, 2017 to December 31, 2017, together with the notes thereto and the report of our joint independent auditors thereon (“Nutrien Financial Statements”);

(d)	the audited annual consolidated financial statements of Agrium, consisting of its consolidated balance sheets as at December 31, 2017 and December 31, 2016 and its consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for each of the years then ended, together with the notes thereto and the reports of its independent registered public accounting firm thereon (“Agrium Financial Statements”);

(e)	the management’s discussion and analysis of operations and financial condition of Agrium for the fiscal year ended December 31, 2017 (“Agrium MD&A”);

(f)	the audited annual consolidated financial statements of PotashCorp, consisting of its consolidated statements of financial position as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2017, together with the notes thereto and the reports of its independent registered public accounting firm thereon (“PotashCorp Financial Statements”);

(g)	the management’s discussion and analysis of operations and financial condition of PotashCorp for the fiscal year ended December 31, 2017 (“PotashCorp MD&A”);

(h)	our material change report dated January 2, 2018 relating to the Arrangement;

(i)	the material change report of Agrium dated January 2, 2018 relating to the Arrangement;

(j)	the material change report of PotashCorp dated January 2, 2018 relating to the Arrangement;

(k)	our business acquisition report dated February 20, 2018 relating to the Arrangement (the “Nutrien BAR”);
(l)	the management proxy circular of Agrium dated March 10, 2017 relating to the annual meeting of Agrium shareholders held on May 2, 2017 (the “Agrium 2017 Proxy Circular”); and

(m)	the management proxy circular of PotashCorp dated February 20, 2017 relating to the annual meeting of PotashCorp shareholders held on May 9, 2017 (the “PotashCorp 2017 Proxy Circular”).

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus or otherwise referred to above, including any material change reports (excluding material change reports filed on a confidential basis), comparative interim financial reports, comparative annual financial statements and the auditors’ report thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports, filed by us with securities commissions or similar authorities in Canada subsequent to the date of this prospectus and prior to 25 months from the date hereof shall be deemed to be incorporated by reference into this prospectus.

To the extent that any document or information incorporated by reference into this prospectus is included in a report filed with or furnished to the SEC pursuant to Sections 13(a), 13(c) or 15(d) of the U.S. Exchange Act, such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement relating to the Securities of which this prospectus forms a part (except that any Report on Form 6-K shall be so incorporated only if and to the extent expressly provided in such Report).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary in order to make a statement in the light of the circumstances under which it was made, not misleading. Any statement so modified or superseded shall not be deemed, except to the extent so modified or superseded, to constitute a part of this prospectus.

Upon a new annual information form and the related annual audited consolidated financial statements together with the notes thereto and the auditors’ report thereon and management’s discussion and analysis related thereto being filed by us with applicable securities regulatory authorities during the currency of this prospectus, the previous annual information forms (including of Agrium and PotashCorp), the previous annual audited consolidated financial statements (including of Agrium and PotashCorp), and all unaudited interim financial reports, material change reports (including of Agrium and PotashCorp) and business acquisition reports filed prior to the commencement of our financial year in which the new annual information form was filed no longer shall be deemed to be incorporated into this prospectus for the purpose of future offers and sales of Securities hereunder. Upon interim financial reports and the related interim management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the term of this prospectus, all interim financial reports and the related interim management’s discussion and analysis filed prior to the new interim financial reports shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities hereunder. Upon a new management proxy circular relating to an annual general meeting of our shareholders being filed by us with the applicable securities regulatory authorities during the term of this prospectus, (i) the Agrium 2017 Proxy Circular and the PotashCorp 2017 Proxy Circular, both as referenced above, or (ii) the management proxy circular for the preceding annual general meeting of our shareholders, as applicable, shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Securities hereunder.

Any “template version” of any “marketing materials” (as such terms are defined in National Instrument 41-101 — General Prospectus Requirements) pertaining to a distribution of Securities will be filed under Nutrien’s corporate profile on www.sedar.com. In the event that such marketing materials are filed subsequent to the date of the filing of the applicable prospectus supplement pertaining to the distribution of Securities to which such marketing materials relate and prior to the termination of such distribution, such filed versions of the marketing materials will be deemed to be incorporated by reference into the applicable prospectus supplement for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

One or more prospectus supplements containing the specific variable terms of an offering of Securities will be delivered to purchasers of such Securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of any such prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference” in this prospectus; (ii) the consent of KPMG LLP; (iii) the consent of Deloitte LLP; (iv) the joint consent of KPMG LLP and Deloitte LLP; (v) the consent of Blake, Cassels & Graydon LLP; (vi) the consent of Michael Ryan Bartsch, P. Eng.; (vii) the consent of Dennis William Aldo Grimm, P.Eng.; (viii) the consent of A. Dave Mackintosh, B. Sc., P. Geo.; (ix) the consent of ADM Consulting Limited; (x) the consent of Craig Funk, P. Eng., P. Geo.; (xi) powers of attorney of our directors and officers; (xii) the form of the Indenture (as defined herein); and (xiii) the statement of eligibility on Form T-1 of the Trustee (as defined herein).

EXPERTS

The Nutrien Financial Statements as at December 31, 2017 and for the period from June 2, 2017 to December 31, 2017 have been audited by KPMG LLP and Deloitte LLP. The Agrium Financial Statements as at and for each of the years in the two-year period ended December 31, 2017 have been audited by KPMG LLP. The PotashCorp Financial Statements as at and for each of the years in the three-year period ended December 31, 2017 have been audited by Deloitte LLP.

As of the date of this prospectus, KPMG LLP have confirmed that they are independent with respect to Nutrien and Agrium within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations, and also that they are independent accountants with respect to Nutrien and Agrium under all relevant U.S. professional and regulatory standards.

As of the date of this prospectus, Deloitte LLP reports that they are independent of Nutrien and PotashCorp in accordance with the Rules of Professional Conduct of the Chartered Professional Accountants of Saskatchewan and in accordance with the applicable rules and regulations of the SEC and Public Company Accounting Oversight Board.

A. Dave Mackintosh, P. Geo., of ADM Consulting Limited, and Michael Ryan Bartsch, P.Eng. and Dennis William Aldo Grimm P.Eng., both employees of Agrium, each prepared certain sections of the technical report entitled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations” with an effective date of October 31, 2014 on behalf of Nutrien. Craig Funk, P. Eng., P. Geo., an employee of Nutrien, prepared, on behalf of Nutrien, the technical reports entitled (i) “National Instrument 43-101 Technical Report on Lanigan Potash Deposit (KLSA 001B), Saskatchewan, Canada” with an effective date of December 31, 2017, (ii) “National Instrument 43-101 Technical Report on Rocanville Potash Deposit (KLSA 002B and KL 249), Saskatchewan, Canada” with an effective date of December 31, 2017, (iii) “National Instrument 43-101 Technical Report on Cory Potash Deposit (KL 103B), Saskatchewan, Canada” with an effective date of December 31, 2017, and (iv) “National Instrument 43-101 Technical Report on Allan Potash Deposit (KL 112R A), Saskatchewan, Canada” with an effective date of December 31, 2017. As of the date of this prospectus, A. Dave Mackintosh, P.Geo., ADM Consulting Limited and the partners, employees and consultants of ADM Consulting Limited, did not hold any registered or beneficial interests, directly or indirectly, in the securities or other property of Nutrien or its associates or affiliates. Each of Michael Ryan Bartsch, P.Eng. and Dennis William Aldo Grimm P.Eng., each an employee of Agrium, and Craig Funk, P. Eng., P. Geo., an employee of Nutrien, holds beneficially, directly or indirectly, less than one percent of any class of Nutrien’s securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-10 relating to the Securities. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits to the registration statement for a more complete description of the document involved. Each such statement is qualified in its entirety by such reference.

We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commission or similar regulatory authority in each of the provinces of Canada. Under the MJDS adopted by the United States and Canada, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the securities commission or similar regulatory authority in each of the provinces of Canada at www.sedar.com.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 124 of the CBCA provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in the immediately prior sentence. The individual shall repay the moneys if the individual does not fulfill the conditions of the immediately following sentence. A corporation may not indemnify an individual as described in the first sentence of this paragraph unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A corporation may with the approval of a court, indemnify an individual referred to in the foregoing paragraph, or advance moneys as described in the foregoing paragraph, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in the foregoing paragraph against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in the foregoing paragraph.

Despite the first paragraph above, an individual referred to in that paragraph is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in the first paragraph above, if the individual seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfills the conditions set out in the first paragraph above.

Sections 7.02 and 7.05 of By-law No. 1 of the Registrant contains the following provisions with respect to indemnification of the Registrant’s directors and officers and with respect to certain insurance maintained by the Registrant with respect to certain individuals:

Section 7.02 Indemnity— Subject to the Canada Business Corporations Act, the Corporation shall indemnify a director or an officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation, or other entity, if such individual (a) acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Section 7.05 Insurance—Subject to the Canada Business Corporations Act, the Corporation may purchase and maintain insurance for the benefit of any individual referred to in section 7.02 hereof as the board may from time to time determine.

The Registrant also has agreements with each director and officer to provide indemnification to the extent permitted under the CBCA.

The Registrant carries directors’ and officers’ liability insurance covering acts and omissions of the directors and officers of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance.

EXHIBITS

Exhibit Number	Description

4.1	Agrium Inc.’s Annual Information Form for the year ended December 31, 2017, dated February 20, 2018 (incorporated by reference to Exhibit 99.1 to Agrium Inc.’s Annual Report on Form 40-F filed with the Commission on February 26, 2018 (File No. 001-14460)).

4.2	Potash Corporation of Saskatchewan Inc.’s Annual Information Form for the year ended December 31, 2017, dated February 20, 2018 (incorporated by reference to Exhibit 99.1 to the Potash Corporation of Saskatchewan Inc.’s Annual Report on Form 40-F filed with the Commission on February 26, 2018 (File No. 001-10351)).

4.3	Agrium Inc.’s Management Proxy Circular, dated March 10, 2017, relating to the annual meeting of Agrium Inc.’s shareholders held on May 2, 2017 (incorporated by reference to Exhibit 2 to Agrium Inc.’s Report on Form 6-K furnished to the Commission on March 29, 2017 (File No. 001-14460)).

4.4	Potash Corporation of Saskatchewan Inc.’s Management Proxy Circular, dated February 20, 2017, relating to the annual meeting of Potash Corporation of Saskatchewan Inc.’s shareholders held on May 9, 2017 (incorporated by reference to Exhibit 99(A) to Potash Corporation of Saskatchewan Inc.’s Annual Report on Form 10-K filed with the Commission on February 24, 2017 (File No. 001-10351)).

4.5	The Registrant’s audited annual consolidated financial statements, consisting of the Registrant’s Balance Sheet as at December 31, 2017 and the Registrant’s Consolidated Statement of Loss and Comprehensive Loss and Shareholders’ Deficit for the period from incorporation on June 2, 2017 to December 31, 2017, together with the notes thereto and the report of the Registrant’s joint independent auditors thereon (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on February 26, 2018 (File No. 001-38336)).

4.6	Agrium Inc.’s audited annual financial statements consisting of its Consolidated Balance Sheets as at December 31, 2017 and December 31, 2016 and its Consolidated Statements of Operations, Comprehensive Income, Cash Flows and Shareholders’ Equity for each of the years in the two-year period ended December 31, 2017, together with the notes thereto and the reports of Agrium Inc.’s independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.3 to Agrium Inc.’s Annual Report on Form 40-F filed with the Commission on February 26, 2018 (File No. 001-14460)).

4.7	Potash Corporation of Saskatchewan Inc.’s audited annual consolidated financial statements consisting of its Consolidated Statements of Financial Position as at December 31, 2017 and December 31, 2016 and its Consolidated Statements of Operations, Comprehensive Income, Cash Flows and Shareholders’ Equity for each of the years in the three-year period ended December 31, 2017, together with the notes thereto and the reports of Potash Corporation of Saskatchewan Inc.’s independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.3 to Potash Corporation of Saskatchewan Inc.’s Annual Report on Form 40-F filed with the Commission on February 26, 2018 (File No. 001-10351)).

Exhibit Number	Description

4.8	Agrium Inc.’s Management’s Discussion and Analysis of Operations and Financial Condition for the fiscal year ended December 31, 2017 (incorporated by reference to Exhibit 99.2 to Agrium Inc.’s Annual Report on Form 40-F filed with the Commission on February 26, 2018 (File No. 001-14460)).

4.9	Potash Corporation of Saskatchewan Inc.’s Management’s Discussion and Analysis of Operations and Financial Condition for the fiscal year ended December 31, 2017 (incorporated by reference to Exhibit 99.2 to Potash Corporation of Saskatchewan Inc.’s Annual Report on Form 40-F filed with the Commission on February 26, 2018 (File No. 001-10351)).

4.10	The Registrant’s Material Change Report dated January 2, 2018 (incorporated by reference to Exhibit 99.6 to the Registrant’s Report on Form 6-K furnished to the Commission on January 2, 2018 (File No. 001-38336).

4.11	Agrium Inc.’s Material Change Report dated January 2, 2018 (incorporated by reference to Exhibit 99.1 to Agrium Inc.’s Report on Form 6-K furnished to the Commission on January 2, 2018 (File No. 001-14460).

4.12	Potash Corporation of Saskatchewan Inc.’s Material Change Report dated January 2, 2018 (incorporated by reference to Exhibit 99.1 to Potash Corporation of Saskatchewan Inc.’s Report on Form 6-K furnished to the Commission on January 2, 2018 (File No. 001-10351).

4.13	The Registrant’s Business Acquisition Report dated February 20, 2018 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on February 26, 2018 (File No. 001-38336)).

5.1**	Joint consent of KPMG LLP and Deloitte LLP

5.2**	Consent of KPMG LLP.

5.3**	Consent of Deloitte LLP.

5.4*	Consent of Blake, Cassels & Graydon LLP.

5.5*	Consent of ADM Consulting Limited.

5.6*	Consent of A. D. Mackintosh, B.Sc., P.Geo.

5.7*	Consent of Michael Ryan Bartsch, P. Eng.

5.8*	Consent of Dennis William Aldo Grimm, P. Eng.

5.9*	Consent of Craig Funk, B.Sc., M.Sc., P. Eng., P.Geo.

6.1*	Power of Attorney (contained on the signature page of this Registration Statement).

7.1**	Form of Indenture related to Debt Securities.

7.2**	Statement of Eligibility on Form T-1 of the Trustee.

* Previously filed

** Filed herewith

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) Concurrent with the initial filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 12th day of March, 2018.

NUTRIEN LTD.

By:	/s/ Charles V. Magro
Name: Charles V. Magro Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Charles V. Magro Charles V. Magro	President, Chief Executive Officer and Director (principal executive officer)	March 12, 2018

* Wayne R. Brownlee	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	March 12, 2018

* Jochen E. Tilk	Executive Chairman of the Board and Director	March 12, 2018

* Christopher M. Burley	Director	March 12, 2018

* Maura J. Clark	Director	March 12, 2018

* John W. Estey	Director	March 12, 2018

* David C. Everitt	Director	March 12, 2018

* Russell K. Girling	Director	March 12, 2018

* Gerald W. Grandey	Director	March 12, 2018

* Miranda C. Hubbs	Director	March 12, 2018

Name	Title	Date

* Alice D. Laberge	Director	March 12, 2018

* Consuelo E. Madere	Director	March 12, 2018

* Keith G. Martell	Director	March 12, 2018

* Hon. A. Anne McLellan	Director	March 12, 2018

* Derek G. Pannell	Director	March 12, 2018

* Aaron W. Regent	Director	March 12, 2018

* Mayo M. Schmidt	Director	March 12, 2018

*By:	/s/ Charles V. Magro
	Name:	Charles V. Magro
	Title:	Attorney-in-fact

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Nutrien Ltd. in the United States, on March 12, 2018.

AGRIUM U.S. INC.

By:	/s/ Mike Frank
Name: Mike Frank Title: Authorized Signatory